Exhibit 99.1
                                                                    ------------

                     CONVERSION VALUATION APPRAISAL REPORT

                                 Prepared for:

                    Michigan City Savings & Loan Association

                                      and

                       City Savings Financial Corporation
                             Michigan City, Indiana


                                     As Of:
                                August 24, 2001



                                  Prepared By:

                             Keller & Company, Inc.

                             555 Metro Place North

                                   Suite 524

                               Dublin, Ohio 43017

                                 (614) 766-1426


                                KELLER & COMPANY

                     CONVERSION VALUATION APPRAISAL REPORT

                                 Prepared for:

                    Michigan City Savings & Loan Association

                                      and

                       City Savings Financial Corporation
                             Michigan City, Indiana


                                     As Of:
                                August 24, 2001

                             KELLER & COMPANY, INC.
                       Financial Institution Consultants
                       Investment and Financial Advisors

555 Metro Place North                                         614-766-1426
Suite 524                                                     614-766-1459 (fax)
Dublin Ohio  43017





September 19, 2001


Board of Directors
Michigan City Savings and Loan Association
2000 Franklin Street
Michigan City, IN 46360

To the Board:

We hereby submit an independent appraisal of the pro forma market value of the to-be-issued stock of City Savings Financial Corporation (the "Corporation"), which is the newly formed holding company of Michigan City Savings and Loan Association ("City Savings" or the "Association"). The Corporation will hold all of the shares of the common stock of the Association. Such stock is to be issued in connection with the Association's conversion from a federally chartered mutual savings Association to a federally chartered stock savings Association in accordance with the Association's plan of conversion. This appraisal was prepared and provided to the Association in accordance with the conversion requirements and regulations of the Office of Thrift Supervision of the United States Department of the Treasury.

Keller & Company, Inc. is an independent financial institution consulting firm that serves both thrift institutions and Associations. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in market studies, business and strategic plans, stock valuations, conversion appraisals, and fairness opinions for thrift institutions and Associations. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by the Association and the material provided by the independent auditor, BKD, LLP, Indianapolis, Indiana, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Association's assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the completion of this appraisal, we held discussions with the management of First Association, with the law firm of Barnes & Thornburgh, Indianapolis, Indiana, the Association's conversion counsel, and with BKD, LLP. Further, we viewed the Association's local economy and primary market area.

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, as we can provide no guarantee or assurance that any person who purchases shares of the Corporation's stock in this conversion will subsequently be able to sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Association's operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation's appraised value in such appraisal update.

It is our opinion that as of August 24, 2001, the pro forma market value or appraised value of City Savings Financial Corporation was $4,200,000. Further, a range for this valuation is from a minimum of $3,570,000 to a maximum of $4,830,000, with a maximum, as adjusted, of $5,554,500.

Very truly yours,

KELLER & COMPANY, INC.

/s/ Keller & Company, Inc.

                                TABLE OF CONTENTS

                                                                            PAGE

INTRODUCTION                                                                   1

  I.     Description of Michigan City Savings & Loan Association
         General                                                               4
         Performance Overview                                                  8
         Income and Expense                                                   10
         Yields and Costs                                                     13
         Interest Rate Sensitivity                                            15
         Lending Activities                                                   17
         Non-Performing Assets                                                22
         Investments                                                          24
         Deposit Activities                                                   24
         Borrowings                                                           25
         Subsidiaries                                                         26
         Office Properties                                                    26
         Management                                                           26

II.      Description of Primary Market Area                                   27

III.     Comparable Group Selection
         Introduction                                                         33
         General Parameters
           Merger/Acquisition                                                 34
           Mutual Holding Companies                                           35
           Trading Exchange                                                   36
           IPO Date                                                           36
           Geographic Location                                                36
           Asset Size                                                         37
         Balance Sheet Parameters
           Introduction                                                       38
           Cash and Investments to Assets                                     39
           Mortgage-Backed Securities to Assets                               39
           One- to Four-Family Loans to Assets                                40
           Total Net Loans to Assets                                          40
           Total Net Loans and Mortgage-Backed Securities to Assets           40
           Borrowed Funds to Assets                                           41
           Equity to Assets                                                   42
         Performance Parameters
           Introduction                                                       42

                                                                            PAGE

III.     Comparable Group Selection (cont.)
         Performance Parameters (cont.)
           Return on Average Assets                                           43
           Return on Average Equity                                           43
           Net Interest Margin                                                44
           Operating Expenses to Assets                                       44
           Noninterest Income to Assets                                       45
         Asset Quality Parameters
           Introduction                                                       45
           Nonperforming Assets to Asset Ratio                                45
           Repossessed Assets to Assets                                       46
           Loan Loss Reserves to Assets                                       46
         The Comparable Group                                                 47

IV.      Analysis of Financial Performance                                    48

V.      Market Value Adjustments
         Earnings Performance                                                 51
         Market Area                                                          55
         Financial Condition                                                  56
         Asset, Loan and Deposit Growth                                       59
         Dividend Payments                                                    60
         Subscription Interest                                                60
         Liquidity of Stock                                                   61
         Management                                                           62
         Marketing of the Issue                                               63

VI.      Valuation Methods                                                    64
         Price to Book Value Method                                           65
         Price to Earnings Method                                             66
         Price to Assets Method                                               67
         Valuation Conclusion                                                 69

                                LIST OF EXHIBITS



NUMERICAL                                                                   PAGE
EXHIBITS

   1    Balance Sheets - At June 30, 2001                                     70
   2    Balance Sheets - at June 30, 1997 through 2000                        71
   3    Statement of Income  - Year ended June 30, 2001                       72
   4    Consolidated Statements of Income - Years Ended
          June 30, 1997 through 2000                                          73
   5    Selected Financial Information                                        74
   6    Income and Expense Trends                                             75
   7    Normalized Earnings Trends                                            76
   8    Performance Indicators                                                77
   9    Volume/Rate Analysis                                                  78
  10    Yield and Cost Trends                                                 79
  11    Net Portfolio Value                                                   80
  12    Loan Portfolio Composition                                            81
  13    Loan Maturity Schedule                                                82
  14    Loan Originations and Purchases                                       83
  15    Delinquent Loans                                                      84
  16    Nonperforming Assets                                                  85
  17    Classified Assets                                                     86
  18    Allowance for Loan Losses                                             87
  19    Investment Portfolio Composition                                      88
  20    Mix of Deposits                                                       89
  21    Certificates by Maturity                                              90
  22    Deposit Activity                                                      91
  23    Borrowed Funds Activity                                               92
  24    Offices of Michigan City Savings and Loan Association                 93
  25    Management of the Bank                                                94
  26    Key Demographic Data and Trends                                       95
  27    Key Housing Data                                                      96
  28    Major Sources of Employment                                           97
  29    Unemployment Rates                                                    98
  30    Market Share of Deposits                                              99
  31    National Interest Rates by Quarter                                   100
  32    Thrift Stock Prices and Pricing Ratios                               101
  33    Key Financial Data and Ratios                                        111
  34    Recently Converted Thrift Institutions                               122
  35    Acquisitions and Pending Acquisitions                                123

NUMERICAL                                                                   PAGE
EXHIBITS



  36    Thrift Stock Prices and Pricing Ratios -
           Mutual Holding Companies                                          124
  37    Key Financial Data and Ratios -
           Mutual Holding Companies                                          126
  38    Balance Sheets Parameters -
           Comparable Group Selection                                        128
  39    Operating Performance and Asset Quality Parameters -
           Comparable Group Selection                                        131
  40    Balance Sheet Ratios -
           Final Comparable Group                                            134
  41    Operating Performance and Asset Quality Ratios
           Final Comparable Group                                            135
  42    Balance Sheet Totals - Final Comparable Group                        136
  43    Balance Sheet - Asset Composition
           Most Recent Quarter                                               137
  44    Balance Sheet - Liability and Equity
           Most Recent Quarter                                               138
  45    Income and Expense Comparison
           Trailing Four Quarters                                            139
  46    Income and Expense Comparison as a Percent of
           Average Assets - Trailing Four Quarters                           140
  47    Yields, Costs and Earnings Ratios
           Trailing Four Quarters                                            141
  48    Dividends, Reserves and Supplemental Data                            142
  49    Valuation Analysis and Conclusions                                   143
  50    Comparable Group Market, Pricing
           and Financial Ratios                                              144
  51    Pro Forma Minimum Valuation                                          145
  52    Pro Forma Mid-Point Valuation                                        146
  53    Pro Forma Maximum Valuation                                          147
  54    Pro Forma Superrange Valuation                                       148
  55    Summary of Valuation Premium or Discount                             149

ALPHABETICAL EXHIBITS                                                       PAGE

   A    Background and Qualifications                                        150
   B    RB 20 Certification                                                  154
   C    Affidavit of Independence                                            155

INTRODUCTION

     Keller & Company, Inc. is an independent appraisal firm for financial institutions, and has prepared this Conversion Valuation Appraisal Report ("Report") to provide the pro forma market value of the to-be-issued common stock of City Savings Financial Corporation (the "Corporation"), an Indiana corporation, formed as a holding company to own all of the to-be- issued shares of common stock of The Michigan City Savings and Loan Association ("City Savings" or the "Association"), Michigan City, Indiana. The stock is to be issued in connection with the Association's Application for Approval of Conversion from a state chartered mutual savings and loan association to a state chartered stock savings and loan association. The Application is being filed with the Office of Thrift Supervision ("OTS") of the Department of the Treasury and the Securities and Exchange Commission ("SEC"). In accordance with the Association's conversion, there will be a simultaneous issuance of all the Association's stock to the Corporation, which will be formed by the Association. Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Association's management and the Association's conversion counsel, Barnes & Thornburg, Indianapolis, Indiana.

     This conversion appraisal was prepared based on the guidelines provided by OTS entitled "Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization," in accordance with the OTS application requirements of Regulation ss.563b and the OTS's Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

     The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arms-length transaction. The appraisal assumes the Association is a going concern and that the shares issued by the Corporation in the conversion are sold in non-control blocks.

     In preparing this conversion appraisal, we have reviewed the financial statements for the five fiscal years ended June 30, 1997 through 2001, and discussed them with City Savings' management and with City Savings' independent auditors, BKD, LLP, Indianapolis, Indiana (reference Exhibits 1 through 4). We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation's preliminary Form S-1 and the Association's preliminary Form AC and discussed them with management and with the Association's conversion counsel.

     We have visited City Savings' home office and branch office and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary market area of La Porte and Porter Counties and analyzed the Association's primary market area relative to Indiana and the United States. We have also examined the competitive market within which City Savings operates, giving consideration to the area's numerous financial institution offices, mortgage banking offices, and credit union offices and other key characteristics, both positive and negative.

     We have given consideration to the current market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of City Savings to those selected institutions.

     Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.   DESCRIPTION OF THE MICHIGAN CITY SAVINGS AND LOAN ASSOCIATION

GENERAL

     The Michigan City Savings and Loan Association was organized in 1885 as a state- chartered mutual savings and loan association. City Savings conducts its business from its main office in Michigan City, Indiana and its branch office in Rolling Prairie, Indiana. The Association's market area is comprised of La Porte and Porter Counties with Michigan City currently representing a key segment of the market area.

     City Savings' deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") in the Savings Association Insurance Fund ("SAIF"). The Association is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Association (the "FRB"). City Savings is a member of the Federal Home Loan Association (the "FHLB") of Indianapolis and is regulated by the OTS and by the FDIC. As of June 30, 2001, City Savings had assets of $66,253,000, deposits of $58,966,000 and equity of $5,103,000.

     City Savings is a community oriented institution which has been principally engaged in the business of serving the financial needs of the public in its local community and throughout its market area. City Savings has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, which represented 52.5 percent of its loan originations during the fiscal year ended June 30, 2001, and a lesser 47.3 percent of its loan originations during the fiscal year ended June 30, 2000. Construction loan originations represented a relatively strong 11.3 percent and 24.0 percent of total originations for the same respective time periods. At June 30, 2001, 69.5 percent of its gross loans consisted of residential real estate loans on one- to four-family dwellings, not including residential construction loans, compared to a lesser 68.0 percent at June 30, 2000, with the primary sources of funds being retail deposits from residents in its local communities and to a lesser extent FHLB advances. The Association is also an originator of multi-family loans, commercial real estate loans, construction loans, land loans, commercial loans and consumer loans. Consumer loans include home equity loans and second mortgage loans, automobile loans and other secured and unsecured personal loans.

     The Association had $7.1 million, or a moderate 10.7 percent of its assets in cash and investments including FHLB stock. The Association had an additional $433,600 or 0.7 percent of assets in mortgage-backed and related securities. Deposits, FHLB advances and equity have been the primary sources of funds for the Association's lending and investment activities.

     The Association's gross amount of stock to be sold in the subscription and community offering will be $4,200,000 or 420,000 shares at $10 per share based on the midpoint of the appraised value of $4.2 million, with net conversion proceeds of $3,725,000 reflecting conversion expenses of approximately $475,000. The actual cash proceeds to the Association will be $2,725,000 representing 73.2 percent of the net conversion proceeds. The ESOP will represent 8.0 percent of the gross shares issued or 33,600 shares at $10 per share, representing $336,000. The Association's net proceeds will be invested in adjustable-rate mortgage loans short term consumer loans, commercial business loans and commercial real estate loans, and initially invested in short term investments. The Association may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversification into other businesses, or for any other purposes authorized by law. The Corporation will use its fifty percent of the proceeds to fund the ESOP, to invest in short-and intermediate-term government or federal agency securities or possibly to purchase mortgage- backed and related securities.

     City Savings has seen a relatively strong deposit increase over the past four fiscal years with deposits rising 46.9 percent from June 30, 1997, to June 30, 2001, or an average of 11.7 percent per year. From June 30, 2000, to June 30, 2001, deposits increased by 18.6 percent, compared to a 3.1 percent increase in fiscal 2000. The Association has focused on increasing its residential real estate loans, commercial real estate loans, commercial business loans and consumer loan portfolio during the past four years, monitoring its net interest margin and earnings and maintaining a reasonable equity to assets ratio. Equity to assets decreased from 9.0 percent of assets at June 30, 1997, to 8.4 percent at June 30, 2000, and then decreased to 7.8 percent at June 30, 2001, due to higher growth combined with lower earnings.

     City Savings' primary lending strategy has been to focus on the origination of adjustable- rate and fixed-rate one-to four-family loans, with less emphasis on the origination of commercial real estate and business loans, the origination of construction loans, and the origination of consumer loans, primarily home equity loans.

     City Savings' share of one- to four-family mortgage loans has increased modestly, from 68.0 percent of gross loans at June 30, 2000, to 69.5 percent as of June 30, 2001. Construction loans decreased from 8.8 percent of gross loans at June 30, 2000, to 5.3 percent at June 30, 2001. Commercial real estate loans and land loans combined increased from 10.4 percent of gross loans to 10.6 percent from June 30, 2000, to June 30, 2001, and multi-family loans decreased from 1.0 percent of gross loans to 0.5 percent from June 30, 2000, to June 30, 2001. All types of mortgage loans as a group decreased modestly from 88.2 percent of gross loans in 2000 to 85.9 percent at June 30, 2001. The decrease in mortgage loans was offset by the Association's increase in consumer loans and commercial loans. Commercial loans increased from 1.8 percent of loans in 2000 to 3.4 percent of loans at June 30, 2001. The Association's share of consumer loans witnessed an increase in their share of loans from 10.1 percent at June 30, 2000, to 10.6 percent at June 30, 2001, and the level of consumer loans increased from $5.3 million to $6.2 million due primarily to growth in home equity loans.

     Management's internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Association's higher level of nonperforming assets and rise in higher risk loans. At June 30, 2000, City Savings had $181,000 in its loan loss allowance or 0.39 percent of gross loans and 57.1 percent of nonperforming assets, which increased to $423,000 and represented a higher 0.78 percent of gross loans but a lower 38.1 percent of nonperforming assets at June 30, 2001.

     Interest income from loans and investments has been the basis of earnings with the net interest margin being the key determinant of net earnings. With a dependence on net interest margin for earnings, current management will focus on maintaining the Association's net interest margin without undertaking excessive credit risk and reducing the Association's higher level of nonperforming loans.

PERFORMANCE OVERVIEW

     City Savings' financial position for the past two fiscal years ending June 30, 2000, and June 30, 2001, is highlighted through the use of selected financial data in Exhibit 5 with historical financials for the fiscal years of 1997 through 2001 provided in Exhibits 1 through 4. City Savings has focused on maintaining its overall earnings, increasing its loan levels, increasing its retail deposits, reducing cash and investment securities and maintaining its net interest margin. City Savings has experienced a moderate increase in assets from 2000 to 2001 with a moderate increase in deposits and decrease in FHLB advances, and a modest rise in total equity but a decrease in the ratio of equity to assets over the past two fiscal years.

     City Savings witnessed a total increase in assets of $21.0 million or 46.7 percent for the period of June 30, 1997, to June 30, 2001, representing an average annual increase in assets of 11.7 percent. For the year ended June 30, 2000, assets increased $4.8 million or 9.0 percent. For the year ended June 30, 2001, the Association's assets increased $7.8 million or 13.3 percent. Over the past four fiscal periods, the Association experienced its largest dollar rise in assets of $7.8 million in fiscal year 2001, which represented a strong 13.3 percent increase in assets funded by a rise in retail deposits.

     The Association's net loan portfolio, including mortgage loans and non-mortgage loans, increased from $35.4 million at June 30, 1997, to $57.0 million at June 30, 2001, and represented a total increase of $21.6 million, or
61.2 percent. The average annual increase during that period was 15.3 percent. That increase was primarily the result of higher levels of real estate loans. For the year ended June 30, 2000, loans increased $10.0 million or 24.2 percent. For the year ended June 30, 2001, net loans increased $5.8 million or 11.2 percent.

     City Savings has pursued obtaining funds through retail deposit growth, periodic use of FHLB advances and reduction in cash and investments in accordance with the demand for loans. The Association's competitive rates for savings in its local market in conjunction with its focus on service have been the sources for attracting retail deposits. Deposits increased 23.8 percent from 1997 to 2000, and then increased 18.6 percent in 2001 with an average rate of increase of 11.7 percent from June 30, 1997, to June 30, 2001. The Association's FHLB advances increased from zero at June 30, 1997, to $1.7 million at June 30, 2001.

     City Savings has been able to increase its dollar level of equity each fiscal year from 1997 through 2001, but the Association's equity to assets ratio has decreased due to City Savings' strong growth. At June 30, 1997, the Association had equity of $4.1 million representing a 9.02 percent equity to assets ratio and then increased to $4.9 million at June 30, 2000, and representing an 8.38 percent equity to assets ratio. At June 30, 2001, equity was a slightly higher $5.1 million but a lower 7.70 percent of assets. The overall decrease in the equity to assets ratio from 1997 to 2001 is the result of the Association's stable yet moderate earnings performance impacted by the Association's strong increase in assets. Equity increased 25.5 percent from June 30, 1997, to June 30, 2001, representing an average annual increase of 6.4 percent and increased 4.4 percent for the year ended June 30, 2001.

INCOME AND EXPENSE

     Exhibit 6 presents selected operating data for City Savings, reflecting the Association's income and expense trends. This table provides key income and expense figures in dollars for the fiscal years of 2000 and 2001.

     City Savings has witnessed an increase in its dollar level of interest income from June 30, 2000, to June 30, 2001, due to the Association's growth in assets, primarily loans. Interest income increased from $4.0 million in 2000 to $4.8 million in 2001.

     The Association's interest expense experienced a similar change with an increase from fiscal year 2000 to 2001. Interest expense increased $574,000 or
24.3 percent, from 2000 to 2001, compared to a dollar increase in interest income of $810,000 and a 20.4 percent increase for the same time period. Such increase in interest income, notwithstanding the increase in interest expense, resulted in a moderate dollar increase in annual net interest income of $236,000 or 14.6 percent for the fiscal year ended June 30, 2001, but a slight decrease in net interest margin. Net interest income increased from $1,616,000 in 2000 to $1,852,000 in 2001.

     The Association has made provisions for loan losses in each of the past two fiscal years of 2000 and 2001. The amounts of those provisions were determined in recognition of the Association's levels of nonperforming assets, charge-offs, repossessed assets, rise in lending activity, and industry norms. The loan loss provisions were $50,000 in 2000, and $274,000 in 2001. The impact of these loan loss provisions has been to provide City Savings with a general valuation allowance of $423,000 at June 30, 2001, or 0.78 percent of gross loans and 38.11 percent of nonperforming assets.

     Total other income or noninterest income indicated a moderate rise from year 2000 to 2001. The rise in noninterest income in 2001 was due to a rise in insurance commissions and other income reduced by a decrease in gains on the sale of securities. The average noninterest income level for the past two fiscal years was $286,500 or a 0.46 percent of average assets. In the year ended June 30, 2001, noninterest income was $312,000 or 0.47 percent of assets. Noninterest income consists primarily of service charges on deposit accounts, commission income and other income.

     The Association's general and administrative expenses or noninterest expenses increased from $1,329,000 for the fiscal year of 2000 to $1,735,000 for the fiscal year ended June 30, 2001. The increase includes a one-time goodwill expense of $98,000. The dollar increase in noninterest expenses, excluding the goodwill charge, was $380,000 from 2000 to 2001, representing a 23.2 percent increase. The average annual increase from 1997 to 2001 was a more normal 7.7 percent. On a percent of average assets basis, operating expenses increased from
2.44 percent of average assets for the fiscal year ended June 30, 2000, to 2.75 percent for the fiscal year ended June 30, 2001. For the year ended June 30, 2001, City Savings' ratio of core operating expenses to average assets was a lower 2.63 percent.

     The net earnings position of City Savings has indicated profitable performance for the past two fiscal years ended June 30, 2000 and 2001. The annual net income figures for the past two fiscal years of 2000 and 2001 have been $303,000 and $164,000, representing returns on average assets of 0.56 percent and 0.26 percent, respectively.

     Exhibit 7 provides the Association's normalized earnings or core earnings for fiscal years 2000 and 2001. The Association's normalized earnings eliminate any nonrecurring income and expense items. There were no adjustments in 2000. In the fiscal year ended June 30, 2001, there were four expense adjustments to reduce the higher provision for loan losses by $234,000, to reduce compensation costs by $39,000, to reduce office occupancy costs by $10,000 and to eliminate a one-time goodwill expense of $98,000.

     The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Association's return on average assets was 0.56 percent in fiscal year 2000 and then decreased to 0.26 percent in 2001, due primarily to higher loan loss provisions.

     The Association's average net interest rate spread decreased from 2.72 percent in fiscal year 2000 to 2.68 percent in fiscal year 2001. The Association's net interest margin indicated a similar trend, decreasing from
3.09 percent in fiscal year 2000 to 3.05 percent in fiscal year 2001. City Savings' net interest rate spread decreased 4 basis points in 2001 to 2.68 percent from 2.72 percent in 2000. The Association's spread then increased 26 basis points to 2.94 percent at June 30, 2001. The Association's net interest margin followed a similar trend, decreasing an identical 4 basis points to 3.05 percent in 2001.

     The Association's return on average equity decreased from 2000 to 2001. The return on average equity decreased from 6.40 percent in 2000 to 3.25 percent in fiscal year 2001. The decrease in the return on average equity was due to the Association's higher provision for loan losses and higher noninterest expenses in 2001, resulting in lower earnings.

     City  Savings'  ratio  of   interest-earning   assets  to  interest-bearing
liabilities decreased modestly from 108.32 percent at June 30, 2000, to 107.74 percent at June 30, 2001.

     The Association's ratio of noninterest expenses to average assets increased from 2.44 percent in fiscal year 2000 to a higher 2.75 percent in fiscal year 2001, due to increases in normal overhead and the one-time charge-off of goodwill. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the "efficiency ratio." The industry norm is 60.0 percent with the lower the ratio indicating higher efficiency. The Association has been characterized with a much lower level of efficiency historically reflected in its higher efficiency ratio, which increased from 70.8 percent in 2000 to 80.2 percent in 2001. The core efficiency ratio was a lesser 75.6 percent for the year ended June 30, 2001.

     Earnings performance can be affected by an institution's asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. City Savings witnessed a significant increase in its nonperforming asset ratio from 2000 to 2001, and the ratio is much higher than industry norms. Nonperforming assets consist of loans delinquent 90 days or more, nonaccruing loans, troubled debt restructurings and repossessed assets. City Savings' nonperforming assets consist of all these items. The ratio of nonperforming assets to total assets was 0.54 percent at June 30, 2000, and increased to 1.68 percent at June 30, 2001.

     The Association's allowance for loan losses was 0.39 percent of loans at June 30, 2000, and increased to 0.78 percent of loans at June 30, 2001. As a percentage of nonperforming assets, City Savings' allowance for loan losses was
57.10 percent in 2000 and 38.11 percent in 2001.

     Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal year of 2001. In fiscal year 2001, net interest income increased $237,000, due to an increase in interest income of $811,000 reduced by a $574,000 increase in interest expense. The increase in interest income was due to an increase due to volume of $662,000 accented by an increase due to rate of $149,000. The increase in interest expense was due to an increase due to volume of $470,000 accented by an increase due to a change in rate of $104,000.


YIELDS AND COSTS

     The overview of yield and cost trends for the years ended June 30, 2000 and 2001, and at June 30, 2001, can be seen in Exhibit 10, which offers a summary of key yields on interest- earning assets and costs of interest-bearing liabilities.

     City Savings' weighted average yield on its loan portfolio increased 32 basis points from fiscal year 2000 to 2001, from 7.78 percent to 8.10 percent, and then decreased 20 basis points to 7.90 percent at June 30, 2001. The yield on available-for-sale securities increased 61 basis points from fiscal year 2000 to 2001, from 4.80 percent to 5.41 percent, and then increased another 44 basis points to 5.85 percent at June 30, 2001. The yield on securities held-to-maturity decreased 46 basis points from 6.58 percent in 2000 to 6.12 percent in fiscal year 2000 and then increased 112 basis points to 7.24 percent at June 30, 2001. The yield on FHLB stock increased 19 basis points from 8.00 percent in 2000 to 8.19 percent in 2001 and then decreased 19 basis points to
8.00 percent at June 30, 2001. The yield on interest-bearing deposits increased 86 basis points from fiscal year 2000 to 2001, from 5.41 percent to 6.27 percent and then decreased 119 basis points to 5.08 percent at June 30, 2001. The combined weighted average yield on all interest-earning assets increased 29 basis points to 7.89 percent from 2000 to 2001, reflecting the Association's higher rate on new mortgage loans originated. The yield then decreased to 7.69 percent at June 30, 2001.

     City Savings' weighted average cost of interest-bearing liabilities increased 32 basis points to 5.21 percent from fiscal year 2000 to 2001, which was greater than the Association's 29 basis point increase in yield, resulting in a decrease in the Association's interest rate spread of 3 basis points from
2.71 percent to 2.68 percent from 2000 to 2001. The Association's weighted average cost of funds decreased 46 basis points, which exceeded the Association's 20 basis point decrease in average yield resulting in an increase in the Association's interest rate spread of 26 basis points to 2.94 percent at June 30, 2001. The Association's net interest margin decreased from 3.09 percent in fiscal year 2000 to 3.05 percent in fiscal year 2001.


INTEREST RATE SENSITIVITY

     City Savings has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of rate sensitive assets. City Savings has recognized the thrift industry's historically higher interest rate risk exposure, which caused a negative impact on earnings and market value of portfolio equity as a result of significant fluctuations in interest rates, specifically rising rates. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution's "gap". The larger an institution's gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in market value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps during the past few years to reduce their gap position. This frequently results in a decline in the institution's net interest margin and overall earnings performance. City Savings has responded to the interest rate sensitivity issue by maintaining a higher share of adjustable-rate loans.

     The Association measures its interest rate risk through the use of its net portfolio value ("NPV") of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheet contracts. The NPV level for the Association is calculated on a quarterly basis, by the OTS, as well as the change in the NPV ratio for the Association under rising and falling interest rates. Such changes in the NPV ratio under changing rates is reflective of the Association's interest rate risk exposure referred to as the sensitivity measure, based on a 200 basis point change in interest rates.

     There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

     Exhibit 11 provides the Association's NPV as of June 30, 2001, and the change in the Association's NPV under rising and declining interest rates. Such calculations are provided by the OTS, and the focus of this exposure table is a 200 basis point change in interest rates either up or down.

     The Association's change in its NPV at June 30, 2001, based on a rise in interest rates of 200 basis points was a 26.0 percent decrease, representing a dollar decrease in equity value of $2,028,000. In contrast, based on a decline in interest rates of 200 basis points, the Association's NPV level was estimated to increase 14.0 percent or $1,099,000 at June 30, 2001. The Association's post shock NPV ratio at June 30, 2001, is 8.78 percent, down from 9.86 percent at March 31, 2001. The Bank's sensitivity measure based on a 200 basis point rise in rates is a decrease of 258 basis points, up modestly from a negative 248 basis points at March 31, 2001. The Association's interest rate risk level at June 30, 2001, reflects moderate risk as defined by OTS in Thrift Bulletin 13a.

     The Association is aware of its moderate interest rate risk exposure under rapidly rising rates. Due to City Savings' recognition of the need to control its interest rate exposure, the Association has focused on being more active in the origination of adjustable-rate commercial real estate and commercial business loans and plans to sell fixed-rate residential mortgage loans with a term of 30 years combined with continuing to be active in the origination of adjustable- rate single family mortgage loans.

LENDING ACTIVITIES

     City Savings has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings. Exhibit 12 provides a summary of City Savings' loan portfolio, by loan type, at June 30, 2000 and 2001.

     Residential loans secured by one- to four-family dwellings but excluding residential construction loans was the primary loan type representing 69.5 percent of the Association's gross loans as of June 30, 2001. This share has seen a minimal increase from 68.0 percent at June 30, 2000. The second largest real estate loan type as of June 30, 2001, was commercial real estate loans, which comprised a moderate 9.2 percent of gross loans compared to 9.6 percent as of June 30, 2000. The commercial real estate loan category was also the second largest real estate loan type in 2000. The third key real estate loan type was construction loans, which represented 5.3 percent of gross loans as of June 30, 2001, compared to a much higher 8.8 percent at June 30, 2000. Construction loans was the third largest real estate loan type at June 30, 2001. Land loans was the fourth largest real estate loan category, which comprised 1.4 percent of gross loans at June 30, 2001, compared to a smaller 0.8 percent in 2000. These four real estate loan categories represented 99.5 percent of gross loans at June 30, 2001, compared to a lesser 99.0 percent of gross loans at June 30, 2000.

     Commercial business loans represent a small but growing loan category for City Savings. Commercial loans totaled $2.0 million and represented 3.9 percent of gross loans at June 30, 2001, compared to 1.8 percent of gross loans at June 30, 2000.

     The consumer loan category was the remaining loan type at June 30, 2001, and represented a moderate 10.6 percent of gross loans compared to 10.1 percent at June 30, 2000. Consumer loans were the second largest overall loan type at June 30, 2001, and were also the second largest loan type in 2000. The Association originates home equity and second mortgage loans, automobile loans, and other secured and unsecured personal loans. The overall mix of loans has witnessed modest changes from fiscal year-end 2000 to 2001, with the Association having increased its share of one- to four-family loans, commercial loans and consumer loans, offset by decreases in commercial real estate loans, construction loans and land loans.

     The emphasis of City Savings' lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located in City Savings' market area of La Porte and Porter Counties. The Association also originates interim construction loans on one- to four-family residences primarily to individual owners and to local developers. At June 30, 2001, 79.8 percent of City Savings' gross loans consisted of loans secured by one- to four-family residential properties, including construction loans. Construction loans represented 5.3 percent of gross loans.

     The Association offers both fixed-rate and adjustable-rate mortgage loans, ("ARMs"). The ARMs have an adjustment periods of one year, three years and five years. The interest rates on ARMs are indexed to the one-year, three-year and five-year U.S. Treasury securities yield adjusted to a constant maturity. One year ARMs have either a maximum rate adjustment of 2.0 percent over a one-year, three-year or five-year period and 6.0 percent over the life of the loan. The Association retains all ARMs which it originates, and ARMs are generally not convertible to fixed-rate loans. ARMs are amortized for terms of up to 30 years.

     Fixed-rate loans have normal terms of 10 years, 15 years or 30 years. The Association generally underwrites fixed-rate mortgage loans in accordance with FHLMC criteria and sells the major portion of fixed-rate mortgage loans with 30 year terms. The majority of City Savings' one-to four-family mortgage loan portfolio are fixed-rate mortgage loans, with fixed- rate loans representing
60.9 percent of these one - to four-family loans at June 30, 2001. Overall, 63.5 percent of City Savings' total loans at June 30, 2001, are fixed-rate.

     The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings does not exceed 80 percent at City Savings, even though the Association is permitted to make loans with a loan-to-value ratio up to 95 percent. The Association does make loans with higher loan-to-value ratios in excess of 80 percent and does require private mortgage insurance on the amount in excess of the 80.0 percent loan-to-value ratio. Mortgage loans originated by the Association include due-on-sale clauses enabling the Association to adjust rates on fixed-rate loans in the event the borrower transfers ownership.

     City Savings has also been an originator of commercial real estate loans and multi-family loans. The Association will continue to make multi-family and commercial real estate loans. The Association had a total of $5.4 million in commercial real estate loans at June 30, 2001, or 9.2 percent of gross loans, compared to $5.1 million or 9.6 percent of gross loans at June 30, 2000. The major portion of commercial real estate loans are secured by churches, retail establishments, small office buildings, warehouses and other commercial properties and are located in the Association's primary market area. The Association had a total of $285,000 in multi-family loans at June 30, 2001, or only 0.5 percent of gross loans compared to $554,000 or 1.0 percent of gross loans at June 30, 2000.

     The Association also originates construction loans to individuals for residential construction and to developers. The construction loans to individuals require that the borrower commit to permanent financing on the completed dwelling. At June 30, 2001, the Association had $3.1 million in construction loans representing a moderate 5.3 percent of gross loans compared to $4.6 million or 8.8 percent of loans at June 30, 2000. Of this total, a minimal share of construction loans is made to local builders to finance the construction of single-family dwellings and to a much greater extent to individuals. Construction loans to builders generally are a two-year balloon loan with a fixed or adjustable rate.

     The Association also originates land loans secured by undeveloped real estate. The Association had $846,000 in land loans at June 30, 2001, representing 1.4 percent of gross loans compared to $415,000 or 0.8 percent of gross loans at June 30, 2000. The maximum loan-to- value ratio for land loans is
75.0 percent with a maximum loan amount of $250,000 and a maximum term of eight years.

     City Savings has been relatively active in consumer lending. Consumer loans originated consist of savings account loans, automobile loans, home equity and second mortgage loans and other secured and unsecured personal loans and represented a combined total of $6.2 million or 10.6 percent of gross loans at June 30, 2001, up from $5.3 million or 10.1 percent of gross loans in 2000. The Association also makes commercial business loans which totaled $2.0 million or
3.4 percent of gross loans at June 30, 2001, compared to $970,000 or 1.81 percent of gross loans at June 30, 2000.

     Exhibit 13 provides a loan maturity schedule and breakdown and summary of City Savings' fixed- and adjustable-rate mortgage loans, indicating a majority of fixed-rate loans. At June 30, 2001, 53.6 percent of the Association's total mortgage loans were fixed-rate and 46.4 percent were adjustable-rate. The Association has a moderate 24.5 percent of its loans at June 30, 2001, due in 5 years or less with another 17.8 percent due in 5 to 10 years for a combined total of 42.3 percent of loans due in 10 years or less.

     As indicated in Exhibit 14, City Savings experienced a moderate increase in its one-to four-family loan originations and a strong increase in commercial real estate loans, and commercial business loans offset by strong decreases in construction loans and automobile loans with total loan originations indicating a minimal increase from 2000 to 2001. Total loan originations in fiscal year 2001 were $19.54 million compared to $19.47 million in fiscal year 2000, reflective of higher levels of one- to four-family loans, commercial real estate loans and commercial business loans. The increase in one- to four-family residential loan originations from 2000 to 2001 was $1.1 million with commercial real estate loan originations increasing a similar $1.2 million and commercial business loan originations increasing $1.3 million for a combined increase of $3.6 million from 2000 to 2001. In contrast, construction loan originations decreased $2.5 million from 2000 to 2001, and automobile loan originations decreased $1.2 million for the same time period for a combined total decrease in loan originations of $3.7 million, similar to the $3.6 million increase in originations for one- to four-family loans, commercial real estate loans and commercial business loans. Loan originations on one- to four- family residences, excluding construction loans, represented 52.5 percent of total loan originations in fiscal year 2001, and 47.3 percent in fiscal year 2000. Commercial real estate loan originations represented 9.0 percent of total loan originations in 2001 and a lesser 3.0 percent in 2000. Commercial business loans represented 9.7 percent of originations in 2001 and a lesser 3.2 percent in 2000. Construction loans represented 11.3 percent of total loan originations in 2001 and a larger 24.0 percent in 2000. Automobile and manufactured home loans represented 5.1 percent of loan originations in 2001 and a greater 11.1 percent in 2000.

     Overall, loan originations exceeded principal payments, loan repayments and other deductions in fiscal 2000 by $10.0 million and exceeded reductions in fiscal 2001 by $5.8 million.

NONPERFORMING ASSETS

     City Savings understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with rapid increases in their levels of nonperforming assets and have been forced to recognize significant losses, setting aside major valuation allowances. A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including sub-prime loans, commercial real estate loans and multi-family loans. City Savings has been faced with higher nonperforming assets recently, reflective of both local and national economic conditions.

     City Savings' board reviews all loans delinquent 30 days or more on a monthly basis, to assess their collectibility and to initiate any direct contact with borrowers. The Association also has a Delinquent Loan Committee to review loans delinquent 60 days or more. When a loan is delinquent 30 days, the Association sends the borrower a late payment notice. The collection officer then initiates both written and oral communication with the borrower if the loan remains delinquent. When the loan becomes delinquent at least 90 days, the Association will visit the property for inspection and if the borrower fails to comply with the terms of a payment schedule, the Association will commence foreclosure proceedings. The Association does not normally accrue interest on loans past due 90 days or more except first mortgage loans. First mortgage loans delinquent 150 days or more are placed on a non-accrual status with all other loans placed on a non-accrual status after 90 days.

     Exhibit 15 provides a summary of City Savings' delinquent loans at June 30, 2000, and June 30, 2001, indicating a higher level of delinquent loans relative to the industry and a significant increase from June 30, 2000, to June 30, 2001. The Association had $220,000 or 0.43 percent of gross loans delinquent 90 days or more at June 30, 2000, compared to a higher $840,000 at June 30, 2001, representing 1.46 percent of loans. Loans delinquent 30 to 89 days totaled
$693,000 at June 30, 2000, or 1.35 percent of gross loans compared to $1,343,000, representing 2.34 percent of loans at June 30, 2001. At June 30, 2001, delinquent loans of 30 days or more totaled $2,183,000 or 3.80 percent of gross loans compared to a lesser $1,110,000 in nonperforming assets.

     Exhibit 16 provides a summary of City Savings' nonperforming assets at June 30, 2000 and 2001. Nonperforming assets consist of non-accrual loans, loans delinquent 90 days or more, troubled debt restructurings, real estate owned and repossessed assets for City Savings. The Association historically has carried a normal level of nonperforming assets, but the level of nonperforming assets has increased significantly in 2001. City Savings' level of nonperforming assets was $317,000 or 0.54 percent of total assets at June 30, 2000, and a much higher $1,110,000 or 1.68 percent of assets at June 30, 2001.

     City Savings' level of nonperforming assets was below its level of classified assets. The Association's level of classified assets was $1,932,000 or 2.92 percent of assets at June 30, 2001 (reference Exhibit 17). The Association's classified assets consisted of $1,754,000 in substandard assets, $178,000 in doubtful assets with none classified as loss.

     Exhibit 18 shows City Savings' allowance for loan losses at June 30, 2000 and 2001, indicating the activity and the resultant balances. City Savings has witnessed a relatively strong increase in its balance of allowance for loan losses from $181,000 in 2000 to $423,000 in 2001. The Association had net charge-offs of $38,000 in 2000 and $32,000 in 2001 and provisions of $50,000 in 2000 and $274,000 in 2001. The Association's ratio of allowance for loan losses to gross loans was 0.35 percent at June 30, 2000, and a higher 0.74 percent at June 30, 2001. Allowance for loan losses to nonperforming assets was 57.1 percent at June 30, 2000, and a lesser 38.1 percent at June 30, 2001, reflecting the strong increase in nonperforming assets combined with an increase in allowance for loan losses.

INVESTMENTS

     The investment and securities portfolio of City Savings, excluding interest-bearing deposits has been comprised of federal agency securities, municipal securities, corporate obligations, FHLB stock, mortgage-backed and related securities and FHLB stock. Exhibit 19 provides a summary of City Savings' investment portfolio at June 30, 2000 and 2001, excluding interest-bearing deposits. Investment securities totaled $5.5 million at June 30, 2001, compared to $4.2 million at June 30, 2000, based on fair value. The primary component of investment securities at June 30, 2001, was state and municipal securities, representing 35.6 percent of investments compared to 34.2 percent at June 30, 2000. The second largest component of investment securities was corporate obligations, which represented 30.9 percent of investments at June 30, 2001, compared to 24.1 percent at June 30, 2000. The Association also had interest- bearing deposits totaling $1,227,000 at June 30, 2001, and a lesser $403,000 at June 30, 2000. The Association had FHLB stock of $382,000 at June 30, 2001, and a lesser $345,000 at June 30, 2000. The Association had $433,000 in mortgage-backed and related securities at June 30, 2001, compared to $532,000 in mortgage-backed and related securities at June 30, 2000. The weighted average yield on investment securities available-for-sale was 5.49 percent in 2001 and
6.12 percent for mortgage-backed and related securities for the year ended June 30, 2001.


DEPOSIT ACTIVITIES

     The  Association's mix of deposits at June 30, 2001, is provided in Exhibit
20. There has been a moderate increase in total deposits from 2000 to 2001 with deposits increasing 18.6 percent. There has been minimal change in the mix of deposits from 2000 to 2001, with certificates of deposit representing 59.6 percent of savings at June 30, 2000, and a similar 60.0 percent at June 30, 2001. Certificates of deposit witnessed an increase in their share of total deposits, rising from 59.6 percent of total deposits at June 30, 2000, to a slightly higher 60.0 percent of total deposits at June 30, 2001. This increase is in line with the industry norm of a rise in the share of certificates. The major component of certificates had rates between 6.00 percent and 6.99 percent and represented 34.9 percent of certificates at June 30, 2001. At June 30, 2000, the major component of certificates was the 4.00 percent to 5.99 percent category with a higher 44.7 percent of certificates. Savings accounts, NOW accounts and money market deposit accounts represented 40.0 percent of deposits at June 30, 2001, down from 40.4 percent at June 30, 2000. Passbook accounts represented 15.5 percent of total deposits at June 30, 2001, followed by money market accounts with 14.1 percent of deposits and then NOW accounts with 10.4 percent of deposits.

     Exhibit 21 shows the breakdown of certificates by maturity and rate at June 30, 2001. The major share of certificates have maturities of one year or less, representing 64.6 percent with certificates having maturities of one to two years representing 18.7 percent. Longer term certificates with maturities of more than three years represent 9.9 percent of certificates at June 30, 2001.

     Exhibit 22 shows the Association's deposit activity for the two years ended June 30, 2000 and 2001. Excluding interest credited, City Savings experienced a net decrease in deposits in fiscal year 2000 and a net increase in 2001. Including interest credited, there was a net increase in deposits of $1.5 million or 3.1 percent of deposits in 2000. In fiscal year 2001, a net increase in deposits of $9.3 million resulted in a 18.6 percent increase in deposits including interest credited.


BORROWINGS

     City Savings has made periodic use of FHLB advances in fiscal 2000 and 2001. The Association had $1.7 million in FHLB advances at June 30, 2001, with an average rate during the period of 5.77 percent compared to $3.3 million at June 30, 2000, with an average rate during the period of 5.35 percent. FHLB advances represented 2.5 percent of assets at June 30, 2001, compared to 5.6 percent at June 30, 2000 (reference Exhibit 23).

SUBSIDIARIES

     City Savings had one wholly-owned subsidiary at June 30, 2001, City Savings Financial Services Inc. ("CSFS"), which was organized in March 2000 to acquire Whybrew Insurance Agency, Inc., a local insurance agency. CSFS currently conducts business as the Whybrew Insurance Agency, providing such insurance products as property, casualty, life, health, mortgage and credit insurance products. CSFS offers group and individual term mortgage life insurance, group mortgage disability insurance, group accidental death insurance, group credit life insurance and group credit accident and disability insurance policies. CSFS also offers a variety of tax-deferred annuity contracts.


OFFICE PROPERTIES

     City Savings had two full service offices at June 30, 2001, located in Michigan City and Rolling Prairie (reference Exhibit 24). City Savings owns its offices. The Association's investment in its office premises totaled $846,000 or
1.28 percent of assets at June 30, 2001.


MANAGEMENT

     The president, chief executive officer, and managing officer of City Savings is Thomas F. Swirski, who is also a director. Mr. Swirski has held these positions since February 2000 when he became a director, president and chief executive officer. Mr. Swirski has been with City Savings since October of 1981. Mr. Swirski has served the Association in various positions including mortgage loan manager, secretary and compliance officer. Mr. Swirski continues to serve the Association as compliance officer and is president and chief executive officer of City Savings Financial Services, Inc. Mr. George L. Koehm is controller and treasurer. He has served in these positions since April 1999 and has served as treasurer of City Savings Financial, Inc. since April 2000. Prior to joining City Savings, Mr. Koehm served as executive vice president and chief operating officer of Argo Federal Savings Bank from 1997 to 1999 and served as treasurer of CB Bancorp, Inc. from 1995 until 1997.


II.      DESCRIPTION OF PRIMARY MARKET AREA

     Michigan City's primary market area encompasses all of La Porte County, and Porter County, Indiana ("market area"). Michigan City Savings & Loan Association has one office in Michigan City and one in Rolling Prairie.

     The market area is characterized by a higher than average level of income and a slightly higher housing value when compared to Indiana. However, this is primarily because the income levels in Porter County are higher than the average levels, but the La Porte County income levels are average or only slightly above average. The unemployment rate in the market area had been slightly lower than Indiana and national unemployment rates until 2000 when it became slightly higher than the Indiana unemployment rate although still under the national rate. The market area's strongest employment categories in 1990 were the services industry, the manufacturing industry and the wholesale/retail trade industry. In 2000, the manufacturing industry nearly equaled the services industry with 36.6 percent of the population in the manufacturing industry and
36.8 percent of the population in the services industry. The wholesale/retail trade industry remained the third strongest employment category with 25.1 percent in 2000.

     Exhibit 24 provides a summary of key demographic data and trends for the market area, La Porte and Porter Counties, Indiana and the United States. Overall, from 1990 to 2000, population increased in the market area, both La Porte County and Porter County, as well as in Indiana and the United States. The population increased by 8.9 percent in the market area, by 2.8 percent in La Porte County, by 13.9 percent in Porter County, by 9.7 percent in Indiana, and by 13.2 percent in the United States. Future population projections indicate that through the year 2005, population will continue to increase in the market area by 3.2 percent, La Porte County by 0.3 percent, by 5.4 in Porter County, by
3.0 percent in Indiana and by 4.5 percent in the United States.

     Consistent with its modestly rising trend in population, the market area witnessed an increase in households (families) of 14.6 percent from 1990 to 2000. During that same time period, the number of households increased by 7.1 percent in La Porte County, by 21.0 percent in Porter County, by 13.2 percent in Indiana and increased 14.7 percent in the United States. By the year 2005, the market area's households are projected to increase at a lower rate of 4.7 percent, La Porte County's households are projected to continue to increase by
2.0 percent, Porter County's households will increase by 6.8 percent and households will also increase in Indiana and in the United States by 3.8 percent and 5.3 percent, respectively.

     In 1990, per capita income in the market area was higher than the per capita income in Indiana and the United States, but only because the Porter County per capita income was much higher. The La Porte County per capita income was between Indiana's and the United States' per capita income. The market area had a 1990 per capita income of $14,112, compared to a lower $12,973 in La Porte County, a higher $15,059 in Porter County, $13,149 in Indiana and $12,313 in the United States. From 1990 to 2000, per capita income increased in all areas, with Porter County having the greatest percent increase. The market area's per capita income increased from 1990 to 2000 by 73.6 percent to $24,503, La Porte County's per capita income increased by 59.1 percent to $20,638, Porter County increased by 84.0 percent to $27,716, Indiana increased by 60.0 percent to $21,043 and the United States increased by 80.0 percent to $22,162.

     The 1990 median household income in the market area of $33,205 was also higher than the median household income in Indiana and the United States, again because of the higher median household income in Porter County of $37,142. La Porte County's median household income was $28,469, similar to Indiana's and the United States' median household incomes of $28,797 and $28,525, respectively. From 1990 to 2000, median household income increased in all areas, with Indiana indicating the highest rate of increase and the market area the lowest. Median household income increased by 41.1 percent to $46,841 in the market area, by
48.4 percent to $42,237 in La Porte County, by 50.0 percent to $55,713 in Porter County, by 60.6 percent to $46,248 in Indiana and by 46.9 percent to $41,914 in the United States. From 2000 to 2005, median household income is projected to increase by 17.8 percent in the market area, by 8.4 percent in La Porte County, by 13.1 percent in Porter County, by 4.7 percent in Indiana and by 17.2 percent in the United States. Based on those rates of increase, by 2005, median household income is expected to be $55,202 in the market area, $45,788 in La Porte County, $63,030 in Porter County, $48,409 in Indiana, and $49,127 in the United States.

     Exhibit 25 provides a summary of key housing data for the market area, La Porte and Porter Counties, Indiana and the United States. The market area had a higher than average rate of owner-occupancy in both 1990 and 2000 of 74.2.0 percent and 76.0 percent, respectively, higher than both Indiana at 70.2 percent and 71.4 percent, respectively, and the United States at 64.2 percent and 66.2 percent, respectively. As a result, the market area supports a lower than average rate of renter-occupied housing at 25.8 percent in 1990 and 24.0 percent in 2000, compared to 29.8 percent and 28.6 percent in Indiana in 1990 and 2000, respectively.

     The market area's median housing value of $61,827 was significantly higher than Indiana's median housing value of $53,500, but lower than the United States' median housing value of $79,098. Once again, the Porter County median housing value of $69,500 is lower than the United States median housing value of $79,098 and above Indiana's median housing value of $53,500 and therefore raising the market area median housing value above the lower $52,600 median housing value in La Porte County. The average median rent of the market area is $402 and is higher than both the median rent of Indiana at $374 and that of the United States at an identical $374.

     In 1990, the major source of employment by industry group, based on number of employees, for the market area overall was the services industry at 32.0 percent, which was similar to the percentages of Indiana and the United States with 32.7 percent and 34.0 percent, respectively in the services industry (reference Exhibit 26). The manufacturing group was the second major employer in the market area at 26.8 percent and the third leading employer at 20.6 percent was the wholesale/retail trade industry. In the United States, the wholesale/retail trade group was the second major employer with 27.5 percent, but in Indiana, the manufacturing area with the second highest major employer with 25.1 percent. In the United States, the manufacturing group was the third major employer, 19.2 percent, respectively, and in Indiana the wholesale/retail group with the third highest major employer at 21.4 percent. In 2000, the services group maintained the highest category of major employers at 36.8 percent in the market area, but the manufacturing group grew to the second highest major employer at 36.6 percent with the wholesale/retail group at 25.1 percent.

     The market area has many small and moderate size businesses and service providers having employees of at least 300, as shown in the following list.


Employer                                  Product/Service                  No. of Employees
--------                                  ---------------                  ----------------
Porter Memorial Hospital                  Health Care                         1,723
Blue Chip Casino                          Casino                              1,200
Michigan City Area Schools                Education/School District           1,200
Valparaiso University                     Education                             900
Emerson Power Transmission                Utility                               800
St. Anthony's Memorial Health Centers     Health Care                           800
Valparaiso Community Schools              Education                             750
Indiana State Prison                      State Correctional Facility           700
Sullair Corp.                             Air Compressor Manufacturer           589
Weil-McLain                               Boiler/Heating Manufacturer           550
Meijer's                                  Retail Store                          470
Trans-Apparel Group                       Clothing Manufacturer                 425
Federal-Mogul                             Wiper Products                        420
McDaniel Fire Systems                     Equipment Manufacturer                415
City of Michigan City                     Municipal Government                  390
City of Valparaiso                        Municipal Government                  310

     The unemployment rate is another key economic indicator. Exhibit 27 shows the unemployment rates in the market area, La Porte and Porter Counties, Indiana and the United States in 1997, 1998, 1999, 2000 and through April 2001. The market area has been characterized by a lower unemployment rate than both Indiana and the United States, except in 2000 when it was higher than Indiana. In 1997, the market area had an unemployment rate of 3.4 percent compared to an unemployment rate of 3.9 percent in La Porte County, 2.9 percent in Porter County, 3.5 percent in Indiana and 4.9 percent in the United States. The market area's unemployment rates decreased in 1998 to 3.0 percent. La Porte County's unemployment rate decreased to 3.3 percent compared to a relatively stable 2.7 percent in Porter County a decrease to 3.1 percent in Indiana and a decrease to
4.5 percent in the United States. In 1999, all the areas in Indiana, except Indiana, had increases in unemployment rates while the United States and Indiana continued to decrease their unemployment rates. The market area increased to 3.3 percent, La Porte County increased to 3.6 percent, Porter County increased to
3.0 percent and Indiana decreased to 3.0 percent. The United States' unemployment rate decreased to 4.2 percent. By the end of 2000, the unemployment rates in all Indiana areas, including Indiana, increased while the United States's unemployment rate continued to decrease. The market area, La Porte County, Porter County and Indiana increased to rates of 3.5 percent, 3.8 percent, 3.2 percent and an identical 3.2 percent, respectively while the United States's unemployment rate decreased to 4.0 percent. Through April 2001, all rates have dropped except the United States' which increased to 4.2 percent. The market area, La Porte County, Porter County and Indiana had unemployment rates of 3.0 percent, 3.3 percent, 2.7 percent and 2.9 percent, respectively.

     Exhibit 28 provides deposit data for banks and thrifts in the market area. Michigan City's deposit base in the market area was $49.7 million or a 15.1 percent share of the $328.8 million total thrift deposits but only a 2.0 percent share of the total deposits, which were $2.5 billion as of June 30, 2000. It is evident from the size of the thrift deposits and bank deposits that the market area has a strong deposit base, with Michigan City having a modest level of market penetration for thrift deposits but a small share of market penetration of total deposits.

     Exhibit 29 provides interest rate data for each quarter for the years 2000 through the second quarter of 2001. The interest rates tracked are the Prime Rate, as well as 90-Day, One- Year and Thirty-Year Treasury Bills. Short term interest rates experienced a slightly rising trend in 2000. This rising trend continued into the first quarter of 1998 with prime at 8.50 percent. However, throughout 1998, interest rates saw dramatic decreases, as the prime rate fell to its 1998 year end level of 7.75 percent. The prime rate then increased in the first quarter of 1999 as it rose to 8.00 percent and then rose to 8.50 percent through the remainder of 1999. Prime rate increased to 9.50 percent in 2000. Prime rate then decreased to 7.50 percent in the first quarter of 2001 and then decreased to 6.75 percent in the second quarter of 2001. Rates on one- year T-Bills, however, witnessed a decrease in 1998 after a measurable decrease in 2000. Rates on one-year T-Bills then increased in 1999 and 2000. One-year T-Bill rates then decreased in the first quarter of 2001 and continued to decrease in the second quarter of 2001 to 3.70 percent.

SUMMARY

     To summarize, the market area represents an area with increasing population and household trends during the 1990s. Such growth is projected to continue through 2005. The market area displayed a moderately higher per capita income and median household income than both Indiana and the United States. The market area had a lower median housing value when compared to the United States, but was moderately higher than Indiana's. The median rent level of the market area was 7.5 percent higher than Indiana's median rent. The market area has had a fairly consistently lower unemployment rate when compared to both Indiana and the United States. Finally, the market area is a competitive financial institution market dominated by banks, with a moderate presence of thrifts, and a total market deposit base for banks and thrifts in the market area that exceeds $2.4 billion in deposits.

III.  COMPARABLE GROUP SELECTION

Introduction

     Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the "comparable group." This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation's pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the Midwest region and in Indiana.

     Exhibits 32 and 33 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 269 publicly- traded, FDIC-insured thrifts in the United States ("all thrifts"), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 124 publicly-traded Midwest thrifts ("Midwest thrifts") and the 21 publicly-traded thrifts in Illinois ("Illinois thrifts"), and by trading exchange. Exhibit 34 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between July 1, 2000, and June 30, 2001.

     The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of City Savings as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of City Savings' basic operation.

     Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.


GENERAL PARAMETERS

Merger/Acquisition

     The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

         Institution                                State
         -----------                                -----
         Bank West Financial Corp.                  Michigan
         Columbia Financial of Kentucky             Kentucky
         Montgomery Financial Corp.                 Indiana
         PS Financial Inc.                          Illinois

     There is one pending merger/acquisition transaction involving a thrift institution in City Savings' city, county or market area, as indicated in
Exhibit 35, PS Financial.

Mutual Holding Companies

     The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly- traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 41 publicly-traded mutual holding companies as well between those 41 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned.
Exhibit 36 presents pricing ratios and Exhibit 37 presents key financial data and ratios for the 41 publicly-traded, FDIC-insured mutual holding companies in the United States. The following thrift institutions were potential comparable group candidates, but were not considered due to their mutual holding company form:

         Institution                                   State
         -----------                                   -----
         Jacksonville Savings Bank, MHC                Illinois
         Wayne Savings Bancshares, MHC                 Ohio
         Webster City Fed. Bancorp, MHC                Iowa


Trading Exchange

     It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution's stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 310 publicly-traded, FDIC- insured institutions, including 41 mutual holding companies, 15 are traded on the New York Stock Exchange, 22 are traded on the American Stock Exchange and 273 are listed on NASDAQ.


IPO Date

     Another general parameter for the selection of the comparable group is the initial public offering ("IPO") date, which must be at least four quarterly periods prior to the trading date of August 24, 2001, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to June 30, 2000.


Geographic Location

     The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to City Savings, including the New England, western, southwestern and southeastern states.

     The geographic location parameter consists of Indiana and its surrounding states of Illinois, Ohio, Kentucky and Michigan, as well as the states of Iowa, Missouri and Wisconsin, for a total of eight states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.


Asset Size

     Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $300 million or less, due to the general similarity of asset mix and operating strategies of institutions in this asset range, compared to City Savings, with assets of approximately $66.1 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

     In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.


SUMMARY

     Exhibits 38 and 39 show the 43 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section. It should be noted that the comparable group candidates may be members of either the Bank Insurance Fund (BIF) or the Savings Association Insurance Fund (SAIF), since many members of each fund hold significant balances of deposits insured by the other fund and, following the recapitalization of the SAIF in 1996, deposit insurance premiums assessed by the two funds are now similar.


BALANCE SHEET PARAMETERS

Introduction

     The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 38. The balance sheet ratios consist of the following:

         1.        Cash and Investments/Assets
         2.        Mortgage-Backed Securities/Assets
         3.        One- to Four-Family Loans/Assets
         4.        Total Net Loans/Assets
         5.        Total Net Loans and Mortgage-Backed Securities/Assets
         6.        Borrowed Funds/Assets
         7.        Equity/Assets

     The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from City Savings with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from City Savings. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution's equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

     City Savings' ratio of cash and investments to assets was 10.1 percent at June 30, 2001, and reflects a share of investments generally lower than national and regional averages. These investments exclude $433,000 in mortgage-backed securities. The Association's investments consist primarily of U.S. government and federal agency securities, municipal obligations and corporate obligations. For its most recent five fiscal years, City Savings' average ratio of cash and investments to assets was a higher 16.6 percent, from a high of 24.2 percent at December 31, 1998, to a low of 8.3 percent at December 31, 2000, indicating lower ratios in 2000 and 2001. It should be noted that, for the purposes of comparable group selection, City Savings' $382,400 balance of Federal Home Loan Bank stock at June 30, 2001, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

     The parameter range for cash and investments relates to the Association's lower investment ratio as well as overall industry volatility of this parameter as institutions exercise varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 25.0 percent or less of assets, with a midpoint of 12.8 percent.


Mortgage-Backed Securities to Assets

     City Savings had mortgage-backed securities representing 0.7 percent of assets at June 30, 2001, compared to the current regional average of 7.6 percent of assets and the national average of 10.7 percent of assets for publicly-traded thrifts. Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is relatively broad at 25.0 percent or less of assets and a midpoint of 12.5 percent.

One- to Four-Family Loans to Assets

     City Savings' lending activity is focused on the origination of permanent residential mortgage loans secured by one- to four-family dwellings. Such one- to four-family loans, including construction loans, represented 63.8 percent of the Association's assets at June 30, 2001, which is higher than the national average of 46.5 percent and the 47.1 percent average for savings institutions in the Midwest. Although one- to four family loans constitutes the Association's largest individual loan category, its larger than average shares of commercial real estate loans and commercial business loans resulted in the Association's much larger share of total loans. The parameter for this characteristic requires any comparable group institution to have from 40.0 percent to 80.0 percent of its assets in one- to four-family loans with a midpoint of 60.0 percent.


Total Net Loans to Assets

     At June 30, 2001,  City Savings had a ratio of total net loans to assets of
86.2 percent, which is higher than the national average of 69.8 percent and the regional average of 74.0 percent for publicly-traded thrifts. The parameter for the selection of the comparable group is from 50.0 percent to 90.0 percent with a midpoint of 70.0 percent. The broadness of the range recognizes the Association's historical ratios and the fact that, as the referenced national and regional averages indicate, many larger institutions purchase a greater volume of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to City Savings.


Total Net Loans and Mortgage-Backed Securities to Assets

     As discussed previously, City Savings had a 86.2 percent ratio of total net loans to assets and had mortgage-backed securities equal to 0.7 percent of assets at June 30, 2001, for a combined share of 86.9 percent of assets. Recognizing the industry and regional ratios of 10.7 percent and 7.6 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 70.0 percent to 90.0 percent, with a midpoint of 80.0 percent.


Borrowed Funds to Assets

     City Savings had a $1.7 million balance of borrowed funds at June 30, 2001, consisting of FHLB advances, representing 2.5 percent of assets. At June 30, 2000, the Association's borrowed funds were $3.3 million or a larger 5.6 percent of assets, and its five fiscal year average was a lower 1.6 percent with an increasing share since June 30, 1999, as the Association made use of borrowings to fund its asset growth. The institutional demand for borrowed funds increased in 1996 and 1997 due to the difficulty in competing for deposits, resulting in an increase in borrowed funds by many institutions as an alternative to higher cost and/or longer term certificates. The use of borrowed funds by some thrift institutions indicates an alternative to retail deposits and may provide a source of term funds for lending. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

     The parameter range of borrowed funds to assets is 25.0 percent or less with a midpoint of 12.5 percent, lower than the national averages of 37.1 percent for publicly-traded thrifts and 29.1 percent for all FDIC-insured savings institutions.

Equity to Assets

     City Savings' equity to assets ratio as of June 30, 2001, was 7.8 percent. After conversion, based on the midpoint value of $4.2 million with 73.1 percent of the net proceeds going to the Association, City Savings' equity to assets ratio is projected to stabilize in the area of 12.0 percent to 13.8 percent. The consolidated pro forma equity to assets ratio for the Corporation is projected to be 13.3 percent following conversion. Based on those equity ratios, we have defined the equity ratio parameter to be from 7.0 percent to 15.0 percent with a midpoint ratio of 11.0 percent.


PERFORMANCE PARAMETERS

Introduction

     Exhibit 39 presents five parameters identified as key indicators of City Savings' earnings performance and the basis for such performance both historically and during the four quarters ended June 30, 2001. The primary performance indicator is the Association's return on average assets (ROAA). The second performance indicator is the Association's return on average equity
(ROAE). To measure the Association's ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Association is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to assets. The final performance indicator is the Association's ratio of operating expenses or noninterest expenses to assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

     The key performance parameter is the ROAA. For the twelve months ended June 30, 2001, City Savings' ROAA was 0.30 percent based on net earnings after taxes and 0.50 percent based on core or normalized earnings after taxes, as detailed in Item I of this report and presented in Exhibit 7. The Association's ROAA over its prior four fiscal years, based on net earnings, has ranged from a low of
0.56 percent in 2000 to a high of 1.00 percent in 1999,  with an average ROAA of
0.76 percent. The consolidated ROAA for the Association and the Corporation on a pro forma basis at the time of conversion is projected to be 0.57 percent based on core income at the midpoint valuation.

     For consistency and in recognition of the differences between net and core income for many institutions, we have elected to base our ROAA analysis and comparison on core or normalized income for both City Savings and the comparable group. Considering the historical, current and pro forma earnings performance of City Savings, the range for the ROAA parameter based on core income has been defined as 0.35 percent to a high of 0.90 percent with a midpoint of 0.63 percent.


Return on Average Equity

     The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Association's position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

     The consolidated ROAE for the Association and the Corporation on a pro forma basis at the time of conversion will be 4.78 percent based on core income at the midpoint valuation. Prior to conversion, the Association's ROAE for the twelve months ended June 30, 2001, was 3.70 percent based on net income and 6.27 percent based on core income. The parameter range for the comparable group, based on core income, is from 3.0 percent to 10.0 percent with a midpoint of 6.5 percent.


Net Interest Margin

     City Savings had a net interest margin of 3.05 percent for the twelve months ended June 30, 2001, representing net interest income as a percentage of average interest-earning assets. The Association's range of net interest margin for the previous fiscal years has been generally stable, indicating 3.09 percent in fiscal 1999 with relatively normal fluctuation in line with industry trends.

     The parameter range for the selection of the comparable group is from a low of 2.50 percent to a high of 3.50 percent with a midpoint of 3.00 percent.


Operating Expenses to Assets

     For the twelve months ended June 30, 2001, City Savings had a modestly higher than average 2.56 percent ratio of operating expense to average assets. The Association's operating expenses indicated moderate change from 2.22 percent at June 30, 1997, to 2.44 percent at June 30, 2000.

     The operating expense to assets parameter for the selection of the comparable group is from a low of l.75 percent to a high of 3.00 percent with a midpoint of 2.38 percent.

Noninterest Income to Assets

     Including moderate gains and losses on the sale of loans during its last five fiscal years and the twelve months ended June 30, 2001, City Savings has consistently experienced a less than average dependence on noninterest income as a source of additional income compared to publicly-traded savings institutions. The Association's ratio of noninterest income to assets was 0.50 percent for the twelve months ended June 30, 2001. City Savings' average annual ratio of noninterest income for the past five fiscal years has been 0.46 percent of average assets since fiscal year 1997, with annual ratios ranging from 0.32 percent in 1998 to 0.61 percent in 2000.

     The range for this parameter for the selection of the  comparable  group is
1.00 percent or less of average assets, with a midpoint of 0.50 percent.


ASSET QUALITY PARAMETERS

Introduction

     The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 39. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of City Savings. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.


Nonperforming Assets to Assets

     City Savings' ratio of nonperforming assets to assets was 1.50 percent at June 30, 2001, which is higher than both the national average of 0.65 percent for publicly-traded thrifts and the Midwest regional average of 0.77 percent, and also higher than its 0.54 percent ratio at June 30, 2000.

     The parameter range for nonperforming  assets to assets has been defined as
2.00 percent of assets or less with a midpoint of 1.00 percent.


Repossessed Assets to Assets

     City Savings had a 0.26 percent ratio of repossessed assets to total assets at June 30, 2001, compared to a higher ratio of 0.17 percent at June 30, 2000, and a five fiscal year average of 0.12 percent. National and regional averages were 0.10 percent and 0.08 percent, respectively, for publicly-traded savings institutions and 0.10 for all FDIC-insured savings institutions at the end of their most recent quarters.

     The range for the repossessed assets to total assets parameter is 0.75 percent of assets or less with a midpoint of 0.38 percent.


Loans Loss Reserves to Assets

     City Savings had an allowance for loan losses of $423,000, representing a loan loss allowance to total assets ratio of 0.64 percent at June 30, 2001, which is slightly lower than its 0.31 percent ratio at June 30, 2000, and higher than its ratio of 0.32 percent at June 30, 1999. The Association's loan loss allowance to total assets ratio slightly exceeded the ratio for all publicly-traded thrifts of 0.61 percent and exceeded 0.52 percent for all Midwest thrifts due to the Association's higher loan loss provisions in fiscal 2001.

     The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.20 percent of assets.

THE COMPARABLE GROUP

     With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 40, 41 and 42. The comparable group institutions range in size from $90.0 million to $288.0 million with an average asset size of $176.8 million and have an average of 3.7 offices per institution. One of the comparable group institutions was converted in 1992, two in 1994, three in 1995, two in 1996 and two in 1997. All of the comparable group institutions are traded on NASDAQ, and all are SAIF members. The comparable group institutions as a unit have a ratio of equity to assets of 9.4 percent, which is higher than all publicly-traded thrift institutions in the United States at 7.1 percent but lower than publicly-traded thrift institutions in Indiana at 11.2 percent. For the most recent four quarters, the Association indicated a core return on average assets of 0.50 percent, lower than all publicly-traded thrifts at 0.97 percent and publicly-traded Indiana thrifts at 0.72 percent.

IV.  ANALYSIS OF FINANCIAL PERFORMANCE

     This section reviews and compares the financial performance of City Savings to all publicly-traded thrifts, to publicly-traded thrifts in the Midwest region and to Indiana thrifts, as well as to the ten institutions constituting City Savings' comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 43 through 48.

     As presented in Exhibits 43 and 44, at June 30, 2001, City Savings' total equity of 7.76 percent of assets was lower than the 9.42 percent for the comparable group, the 7.08 percent for all thrifts, the 8.18 percent for Midwest thrifts and the 11.15 percent ratio for Indiana thrifts. The Association had an
86.22 percent share of net loans in its asset mix, higher than the comparable group at 74.63 percent, all thrifts at 69.75 percent and Midwest thrifts at
73.36 percent and Indiana thrifts at 75.06 percent. City Savings' share of net loans, higher than industry averages, is primarily the result of its lower 10.10 percent share of cash and investments with a lower 0.65 percent share of mortgage-backed securities. The comparable group had a higher 12.93 percent share of cash and investments and a higher 9.04 percent share of mortgage-backed securities. All thrifts had 10.69 percent of assets in mortgage-backed securities and 15.70 percent in cash and investments. City Savings' 89.22 percent share of deposits was moderately higher than the comparable group and the three geographic categories, reflecting the Association's much lower 2.53 percent ratio of borrowed funds to assets. The comparable group had deposits of
72.07 percent and borrowings of 17.29 percent. All thrifts averaged a 53.24 percent share of deposits and 37.06 percent of borrowed funds, while Midwest thrifts had a 63.11 percent share of deposits and a 26.09 percent share of borrowed funds. The twenty-seven Indiana thrifts averaged a 66.71 percent share of deposits and a 20.91 percent share of borrowed funds. City Savings had intangible assets equal to 0.01 percent of total assets at June 30, 2001, compared to 0.08 percent for the comparable group, 0.35 percent for all thrifts,
0.24 percent for Midwest thrifts and 0.22 percent for Indiana thrifts.

     Operating performance indicators are summarized in Exhibits 45 and 46 and provide a synopsis of key sources of income and key expense items for City Savings in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

     As shown in Exhibit 47, for the twelve months ended June 30, 2001, City Savings had a yield on average interest-earning assets higher than the comparable group, all thrifts, Midwest thrifts and the twenty-seven Indiana thrifts. The Association's yield on interest-earning assets was 7.89 percent compared to the comparable group at 7.68 percent, all thrifts at 7.75 percent, Midwest thrifts at 7.68 percent and Indiana thrifts at 7.71 percent.

     The Association's cost of funds for the twelve months ended June 30, 2001, was also higher than the comparable group, all thrifts, Midwest thrifts, and Indiana thrifts. City Savings had an average cost of interest-bearing liabilities of 5.21 percent compared to 5.08 percent for the comparable group,
4.94 percent for all thrifts, 5.04 percent for Midwest thrifts and 4.94 percent for Indiana thrifts. The Association's higher yield on interest-earning assets in conjunction with its higher cost of interest-bearing liabilities, resulted in a net interest spread of 2.68 percent, which was similar to the comparable group at 2.60 percent, lower than all thrifts at 2.80 percent, higher than Midwest thrifts at 2.63 percent and lower than Indiana thrifts at 2.78 percent. City Savings demonstrated a net interest margin of 3.05 percent for the twelve months ended June 30, 2001, based on its ratio of net interest income to average interest-earning assets, which was slightly higher than the comparable group ratio of 3.03 percent. All thrifts averaged a modestly lower 2.80 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 2.78 percent. Indiana thrifts were slightly higher at 3.06 percent.

     City Savings' major source of income is interest earnings, as is evidenced by the operations ratios presented in Exhibit 46. The Association took a $274,000 provision for loan losses during the twelve months ended June 30, 2001, representing a higher 0.43 percent of average assets and reflecting the Association's recognition of higher nonperforming assets and its lower ratio of reserves for loan losses to nonperforming assets. The comparable group indicated a provision representing 0.08 percent of assets, with all thrifts at 0.13 percent, Midwest thrifts at 0.19 percent and Indiana thrifts at 0.19 percent.

     The Association's noninterest income was $312,000 or 0.49 percent of average assets for the twelve months ended June 30, 2001, with no gains on the sale of assets. Such noninterest income ratio was similar to the comparable group at 0.51 percent, lower than all thrifts at 1.18 percent, lower than Midwest thrifts at 1.02 percent and Indiana thrifts at 0.64 percent. For the twelve months ended June 30, 2001, City Savings' operating expense ratio was
2.75 percent of average assets, which was modestly higher than the comparable group at 2.26 percent, all thrifts at 2.00 percent, Midwest thrifts at 2.05 percent and Indiana thrifts at 2.17 percent.

     The overall impact of City Savings' income and expense ratios is reflected in the Association's net income and return on assets. For the twelve months ended June 30, 2001, the Association had an ROAA of 0.30 percent based on net income and a higher core ROAA of 0.50 percent based on core income, as indicated in Exhibit 7. For its most recent four quarters, the comparable group had a higher net ROAA of 0.70 percent and a higher core ROAA of 0.65 percent. All publicly-traded thrifts averaged a higher 0.97 percent core ROAA, as did Midwest thrifts at 0.89 percent and Indiana thrifts at 0.72 percent.

V.   MARKET VALUE ADJUSTMENTS

     This is a conclusive  section where  adjustments  are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of City Savings with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Association, and, as a result, such adjustments become necessary.


EARNINGS PERFORMANCE

     In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, due to chargeoffs, the level of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the level of noninterest expenses.

     As discussed earlier, the Association's historical business philosophy has focused on maintaining its net interest income and noninterest income, decreasing its ratio of nonperforming assets, controlling its level of noninterest expenses and reducing its higher efficiency ratio, maintaining an adequate level of general valuation allowance to reduce the impact of any unforeseen losses, and reducing its higher level of real estate owned. Following conversion, the Association's objectives will continue to focus on maintaining a stronger equity to assets ratio, increasing its net interest spread and net interest margin, increasing its net income, return on assets and return on equity, establishing a more moderate ratio of nonperforming and classified assets, and reducing its overhead ratio.

     Earnings are often related to an institution's ability to generate loans. The Association was a moderate originator of mortgage loans in 2000, followed by very similar activity in 2001, with a focus on one- to four-family loan originations, with lower levels of consumer loan originations, a decrease in construction loan originations and higher levels of commercial business loans and commercial real estate loans. For the year ended June 30, 2001, total loan originations were slightly larger than in fiscal 2000, with the increase occurring in one- to four- family mortgage loans, commercial real estate loans and commercial business loans. During the year ended June 30, 2001, the origination of one- to four-family loans exceeded originations in that category in fiscal 2000, by $1.0 million. Compared to fiscal 2000, consumer and home equity loans indicated a decrease of $2.4 million for the year ended June 30, 2001. Total loan originations for the year ended June 30, 2001, exceeded fiscal year 2000 originations by a minimal $71,000 or 0.04 percent.

     For the year ended June 30, 2001, one- to four-family loans, commercial real estate and land loans, construction loans, commercial business loans, home equity and consumer loans represented 52.5 percent, 12.1 percent, 11.3 percent,
9.7 percent and 14.3 percent, respectively, of total loan originations. In comparison, during 2000, one- to four-family loans and commercial real estate and land loans, construction loans, commercial business loans, home equity and consumer loans represented 47.3 percent, 3.9 percent, 24.0 percent, 3.2 percent and 21.1 percent, respectively, of total loan originations.

     Total mortgage and nonmortgage loan originations were $19.5 million in the year ended June 30, 2001, reduced by repayments and other adjustments of $13.8 million, resulted in an increase of $5.8 million in gross loans receivable at June 30, 2001, compared to June 30, 2000. In 2000, total loan originations of $19.5 million, reduced by repayments and other adjustments of $9.5 million, resulted in an increase of $10.0 million in gross loans receivable to $52.9 million at June 30, 2000, compared to $42.9 million at June 30, 1999.

     The impact of City Savings' primary lending efforts has been to generate a higher yield on average interest-earning assets of 7.89 percent for the year ended June 30, 2001, compared to a lower 7.68 percent for the comparable group,
7.75 percent for all thrifts and 7.68 percent for Midwest thrifts. The Association's ratio of interest income to average assets was a lower 7.58 percent for the twelve months ended June 30, 2001, but was also higher than the comparable group at 7.41 percent, all thrifts at 7.30 percent and Midwest thrifts at 7.23 percent, reflecting the Association's higher yield on loans.

     City Savings' 5.21 percent cost of interest-bearing liabilities for the twelve months ended June 30, 2001, was higher than the comparable group at 5.08 percent, all thrifts at 4.94 percent and Midwest thrifts at 5.04 percent. The Association's resulting net interest spread of 2.68 percent for the twelve months ended June 30, 2001, was modestly higher than the comparable group at
2.60 percent, lower than all thrifts at 2.80 percent and higher than Midwest thrifts at 2.63 percent. The Association's net interest margin of 3.05 percent, based on average interest- earning assets for the twelve months ended June 30, 2001, was slightly higher than the comparable group at 3.03 percent, all thrifts at 2.80 percent and Midwest thrifts at 2.78 percent.

     The Association's ratio of noninterest income to assets was 0.49 percent, including gains, for the twelve months ended June 30, 2001, similar to the comparable group at 0.51 percent, lower than all thrifts at 1.18 percent and lower than Midwest thrifts at 1.02 percent. The Association's lower noninterest income is partially due to the absence of gains on loans and securities and loan servicing income. The Association's operating expenses were higher than the comparable group and higher than all thrifts and Midwest thrifts. For the twelve months ended June 30, 2001, City Savings had an operating expenses to assets ratio of 2.75 percent compared to 2.26 percent for the comparable group, 2.00 percent for all thrifts and 2.05 percent for Midwest thrifts.

     For the twelve months ended June 30, 2001, City Savings indicated similar noninterest income, higher noninterest expenses and a similar net interest margin relative to its comparable group. The Association's provision for loan losses was a higher 0.43 percent compared to a much lower 0.08 percent for the comparable group, 0.13 percent for all thrifts and 0.19 percent for Midwest thrifts. The Association's higher level of provision for loan losses in 2001 is due to the Association's higher level of nonperforming assets totaling a significant $1.1 million at June 30, 2001. As a result of the higher provision and higher noninterest expenses, the Association's net income and core income were lower than the comparable group for the twelve months ended June 30, 2001. Based on net earnings, the Association had a return on average assets of 0.55 percent in 1999, and 0.30 percent in 2001. For the trailing twelve months, the comparable group had a higher net ROAA of 0.70 percent, while all thrifts indicated a still higher ROAA of 0.93 percent. The Association's core or normalized earnings, as shown in Exhibit 7, were higher than its net earnings and resulted in a 0.50 percent core return on assets for the twelve months ended June 30, 2001. That core ROAA was still lower than the comparable group at 0.65 percent, and lower than all thrifts at 0.97 percent and Midwest thrifts at 0.89 percent.

     City Savings' earnings stream will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income and overhead expenses and the level of provisions for loan losses and charge-offs. Noninterest income has increased from 2000 to 2001, while overhead expenses have indicated a recently increasing trend in their ratio to average assets influenced by the Association's acquisition of an insurance agency and the resulting increase in compensation expenses. The Association's net interest income, similar to the comparable group, has been the result of its higher yield on assets offset by its higher cost of funds. City Savings' composite yield on interest-earning assets has been decreasing recently, in conjunction with the Association's cost of funds due to the recent decrease in interest rates. The impact of this trend has been a decrease in the Association's net interest margin from 3.09 percent in 2000 and a decrease in the Association's net interest spread from 2.72 percent. The Association's level of nonperforming assets has increased significantly from $317,000 at June 30, 2000, to $1.1 million at June 30, 2001.

     It has also been recognized that City Savings' current core ROAA, in addition to being lower than that of its comparable group, has been volatile, while its net interest margin and net interest spread have indicated recent decreases.

     In recognition of the foregoing earnings related factors, with consideration to City Savings' current performance measures, a moderate downward adjustment has been made to City Savings' pro forma market value for earnings performance.


MARKET AREA

     City Savings' primary market area for retail deposits is focused on La Porte County, Indiana, and the Association's lending market extends into Porter County in Indiana. As discussed in Section II, from 1990 to 2000, this primary market area experienced a moderate increase in population and households, and has also been characterized with higher per capita income and household income, and modestly higher housing values than the comparable group markets, Indiana and the United States with the exception of median housing value. Population is projected to increase modestly in the future. The average unemployment rate in the Association's primary market area was 3.0 percent in 1998, compared to a similar 3.1 percent in Indiana and a higher 4.5 percent in the United States. By April 2001, the primary market area's unemployment rate had remained at 3.0, and Indiana's unemployment rate decreased to 2.9 percent and the United States decreased to 4.2 percent. Per capita income and median household income in City Savings' primary market area have historically been higher than the state and national averages and modestly higher than the comparable group average due to the influence of the adjacent Porter County, which is characterized by higher income levels, while La Porte County, which is the location of Michigan City, is characterized by lower income levels. The median housing value and median rent in the Association's primary market area is also higher than Indiana and the comparable group as well as the United States.

     City Savings' primary market area is characterized by two somewhat distinct market area counties with La Porte County being dominated by manufacturing as the primary employer and Porter County being more focused on the services industry as well as a little stronger retail/wholesale presence. In the Association's primary market area, the services sector represents the primary source of employment, due to the influence of Porter County followed by the manufacturing sector due to the influence of La Porte County and then the wholesale/retail trade sector. The finance, insurance and real estate sector was a lower 4.9 percent compared to 5.7 percent in Indiana and 7.3 percent in the United States. The market has a stronger level of manufacturing employment of
26.8 percent compared to 25.1 percent in Indiana and 19.2 percent in the United States.

     The size of financial competition in City Savings' primary market area, based on total deposits, is significant with commercial banks holding a strong majority of deposits, representing 86.7 percent of deposits, and financial institutions of varying sizes and characteristics operating in and around City Savings' offices. The Association experienced net increases in deposits in 2000 and 2001. The Association's change in deposits from June 30, 1999, to June 30, 2001, represented an increase of 22.3 percent, which exceeded the comparable group or industry average. The Association's increase in deposits has been primarily due to a stronger marketing effort.

     In recognition of the foregoing factors, we believe that no adjustment is warranted for the Association's primary market area.


FINANCIAL CONDITION

     The financial condition of City Savings is discussed in Section I and shown in Exhibits 1, 2, 5, 15, 16 and 17, and is compared to the comparable group in Exhibits 43 and 44. The Association's ratio of total equity to total assets was
7.76 percent at June 30, 2001, which was lower than the comparable group at 9.42 percent, higher than all thrifts at 7.08 percent, and lower than Midwest thrifts at 8.18 percent. With a conversion at the midpoint, the Corporation's pro forma equity to assets ratio will increase to approximately 11.98 percent, and the Association's pro forma equity to assets ratio will increase to approximately
10.07 percent.

     The Association's mix of assets and liabilities indicates some areas of variation from its comparable group but many similarities. City Savings had a higher 86.2 percent ratio of net loans to total assets at June 30, 2001, compared to the comparable group at 74.6 percent and all thrifts at 69.8 percent. The Association's 10.1 percent share of cash and investments was lower than the comparable group at 12.9 percent, all thrifts at 15.7 percent and Midwest thrifts at 15.4 percent. City Savings' ratio of mortgage-backed securities to total assets of 0.7 percent was lower than the comparable group at
9.0 percent and lower than all thrifts at 10.7 percent. The Association's 89.2 percent ratio of deposits to total assets was higher than the comparable group at 72.1 percent, all thrifts at 53.2 percent and Midwest thrifts at 63.1 percent. City Savings' 2.5 percent ratio of borrowed funds to assets was much lower than the comparable group at 17.3 percent, all thrifts at 37.1 percent and Midwest thrifts at 26.1 percent.

     City Savings had intangible assets of 0.01 percent of assets and real estate owned of a higher 0.26 percent of assets, compared to ratios of 0.08 percent and 0.09 percent of intangible assets and real estate owned, respectively, for the comparable group. All thrifts had intangible assets of
0.35 percent and real estate owned of 0.10 percent. The financial condition of City Savings is influenced by its higher level of nonperforming assets of $1.1 million or 1.50 percent of assets at June 30, 2001, compared to a lower 0.60 percent for the comparable group, 0.65 percent for all thrifts and 0.56 percent for Indiana thrifts. Historically, the Association's dollar balance of nonperforming assets and its ratio of nonperforming assets to total assets have been more similar to industry averages but have increased significantly in 2001. The Association's ratio of nonperforming assets to total assets was 0.54 percent at June 30, 2000.

     The Association had a moderate share of high risk real estate loans at 10.6 percent, and a higher share of commercial business and consumer loans at 14.1 percent of total assets. The Association's higher share of commercial real estate loans has impacted the Association's higher level of nonperforming assets.

     At June 30, 2001, City Savings had $423,000 in allowance for loan losses, which represented 0.64 percent of assets and 0.74 percent of total loans. The comparable group indicated allowances equal to 0.42 percent of assets and 0.56 percent of total loans. More significant, however, is an institution's ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. City Savings' $423,000 of allowances for loan losses, represented a much lower 42.68 percent of nonperforming assets at June 30, 2001, compared to the comparable group's higher
153.56 percent, with all thrifts at an even higher 175.45 percent and Indiana thrifts at 113.80 percent. City Savings' ratio of net charge-offs to average total loans was a more normal 0.06 percent for the twelve months ended June 30, 2001, lower than the 0.07 percent for the comparable group, 0.14 percent for all thrifts and 0.12 percent for Indiana thrifts.

     City Savings has a moderate level of interest rate risk, as reflected by the moderate decrease in its net portfolio value to assets ratio under conditions of rising interest rates. The Association's net portfolio value ratio is projected to decrease 258 basis point to 8.78 percent if interest rates rise 200 basis points. This exposure indicates moderate sensitivity risk and a moderate net portfolio value ratio.

     Overall, with particular consideration to the Association's higher level of nonperforming assets, lower equity to assets ratio and lower level of allowance for loan losses to nonperforming assets, we believe that a modest downward adjustment is warranted for City Savings' current financial condition.

ASSET, LOAN AND DEPOSIT GROWTH

     During the past three fiscal years, City Savings has been characterized by lower than average growth in assets and lower growth in deposits and loans. The Association's average annual asset growth rate from 1997 to 2001, was 11.8 percent, compared to a lower 5.1 percent for the comparable group, 7.9 percent for all thrifts and 8.1 percent for Midwest thrifts. City Savings' higher asset growth rate is reflective primarily of its increase in loans. The Association's loans indicate an average annual increase of 15.3 percent from 1997 to 2001, compared to average growth rates of 7.1 percent for the comparable group, 11.5 percent for all thrifts and 11.7 percent for Midwest thrifts. City Savings' deposits indicate an average annual increase of 11.7 percent from June 30, 1997, to June 30, 2001. Annual deposit increases have been from a low of 3.1 percent in 2000 to a high of an increase of 18.6 percent in 2001, compared to average growth rates of 5.0 percent for the comparable group, 5.8 percent for all thrifts and 5.1 percent for Midwest thrifts.

     The Association's ability to maintain its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products and to maintain a high quality of service to its customers. The Association does not anticipate its loan and deposit growth to be at a strong pace in 2001. City Savings' two offices serve La Porte County and a portion of Porter County. The Association's primary market area has experienced a moderate rise in population and households between 1990 and 2000 and is projected to witness a modest increase in population in the future. The
Association's primary market area also indicates per capita income and median household income levels higher than Indiana and the United States but lower housing values than the United States.

     The Association's primary dependence on its current primary market area could result in lower asset growth in the future as a result of its highly competitive operating environment and reduced growth in population projected for the future. City Savings' projections indicate a modest rise in deposits in 2002 reduced by the to outflow of deposits to purchase stock. Total loans are projected to experience moderate growth, with modest growth in cash and investments. City Savings' highly competitive operating environment, together with its modest rise in deposits and moderate loan growth, should result in lower deposit growth than historical trends and normal asset growth for the Association relative to the comparable group.

     Based on these conditions, we have concluded that no adjustment to the Association's pro forma value is warranted.


DIVIDEND PAYMENTS

     City Savings has not committed to pay an initial cash dividend. The future payment of cash dividends will be dependent upon such factors as earnings performance, capital position, growth, unforeseen chargeoffs, and regulatory limitations. All of the ten institutions in the comparable group pay cash dividends for an average dividend yield of 3.00 percent. The average dividend yield for Indiana thrifts is 2.50 percent and 2.20 percent for all thrifts.

     The current dividend yields for thrift stocks have decreased recently due partially to the increase in the average market price for thrift stocks combined with only minimal increases in cash dividends. The Corporation has not determined if or when it will pay dividends. In our opinion, no adjustment to the pro forma market value is warranted at this time related to dividend payments.


SUBSCRIPTION INTEREST

     In the first half of 2001, investors' interest in new issues has increased and subscription levels received a stronger reaction from the marketplace than in 2000, however, the number of conversions in the first half of 2001 decreased from historical levels. Overall, the reaction of IPO investors appears to be related to a number of factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions and aftermarket price trends Additionally, the recent overall stock market decline, may reduce investor interest in new offerings.

     City Savings will direct its offering primarily to depositors and residents in its primary market area. The board of directors and officers anticipate purchasing approximately $455,500 or 10.9 percent of the offering based on the appraised midpoint valuation. The Association will form an ESOP, which plans to purchase 8.0 percent of the total shares issued in the conversion. Additionally, the Prospectus restricts to 12,500 shares, based on the $10.00 per share purchase price, the total number of shares in the conversion that may be purchased by a single person or by persons and associates acting in concert as part of either the subscription offering or a direct community offering.

     The Association has secured the services of Trident Securities, a Division of McDonald Investments, Inc. ("Trident") to assist in the marketing and sale of the conversion stock.

     Based on the size of the offering, current market conditions, local market interest and the terms of the offering, we believe that no adjustment is warranted for the Association's anticipated subscription interest.


LIQUIDITY OF THE STOCK

     City Savings will offer its shares through a subscription offering and, if required, a subsequent community offering with the assistance of Trident. The Association's total offering is significantly smaller in size to the average market value of the comparable group. The comparable group has an average market value of $14,680,000 for the stock outstanding compared to the midpoint offering of $4.2 million for City Savings but a lesser $3.4 million, less the ESOP and the shares purchased by officers and directors. We have concluded, therefore, that a downward adjustment to the pro forma market value is warranted at this time relative to the limited liquidity of the stock.


MANAGEMENT

     The president, chief executive officer, and managing officer of City Savings is Thomas F. Swirski, who is also a director. Mr. Swirski has held these positions since February 2000 when he became a director, president and chief executive officer. Mr. Swirski has been with City Savings since October of 1981. Mr. Swirski has served the Association in various positions including mortgage loan manager, secretary and compliance officer. Mr. Swirski continues to serve the Association as compliance officer and is president and chief executive officer of City Savings Financial Services, Inc. Mr. George L. Koehm is controller and treasurer. He has served in these positions since April 1999 and has served as treasurer of City Savings Financial, Inc. since April 2000. Prior to joining City Savings, Mr. Koehm served as executive vice president and chief operating officer of Argo Federal Savings Bank from 1997 to 1999 and served as treasurer of CB Bancorp, Inc. from 1995 until 1997.

     During the past few years, City Savings has been able to increase its dollar level of loans and savings, reduce its cost of funds, diversify its loan portfolio, maintain its net interest margin in line with the industry and increase its level of allowance for loan losses to loans. Management has also been focused on reducing nonperforming assets and classified loans, recognizing their higher level in 2001 relative to the comparable group and industry averages. Although net margin has decreased recently, it is still higher than the industry average and similar to the Indiana thrift average.

     Overall, we believe the Association to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

     The necessity to build a new issue discount into the stock price of a converting thrift institution continues to prevail in recognition of uncertainty among investors as a result of the thrift industry's dependence on interest rate trends, recent volatility in the stock market, the downward trend in market prices for financial institutions in 2001, the limited level of merger and acquisition activity in the financial institution industry and the resultant decrease in pricing ratios and the presence of new competitors in the financial institution industry such as de novo institutions, investment firms, insurance companies, mortgage companies, etc., resulting in increased pressure to be able to attract retail deposits at normal rates rather than premium rates.

     We believe that a new issue discount applied to the price to book valuation approach continues and is considered to be reasonable and necessary in the pricing of the Corporation. We have made a downward adjustment to the Corporation's pro forma market value in recognition of the new issue discount.


VI.      VALUATION METHODS

     Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by appraisal firms has been the price to book value ratio method, as a result of the volatility of earnings in the thrift industry in the early to mid-1990s and the continued rise in volatility in earnings more recently. As earnings in the thrift industry improved in the last few years, however, more emphasis has been placed on the price to earnings method in analyzing stock valuations. Primary emphasis, therefore, has been placed on the price to earnings method in determining the pro forma market value of City Savings Financial Corporation, with additional analytical and correlative attention to the price to book value method.

     In recognition of the volatility and variance in earnings due to fluctuations in interest rates, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

     In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a maximum, as adjusted, being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the "midpoint value."

     In applying each of the valuation methods, consideration was given to the adjustments to the Association's pro forma market value discussed in Section V. Downward adjustments were made for financial condition, earnings, liquidity and marketing of the issue. No adjustments were made for dividend payments, market area, subscription interest, growth potential and management.

PRICE TO BOOK VALUE METHOD

     In the valuation of thrift institutions, the price to book value method focuses on an institution's financial condition, and does not give as much consideration to the institution's long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution's financial condition rather than earnings performance. This method, therefore, is sometimes considered less meaningful for institutions that provide a consistent earnings trend, but remains significant and reliable as a confirmational and correlative analysis to the price to earnings and price to assets approaches. It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value.

     Exhibit 50 shows the average and median price to book value ratios for the comparable group which were 85.50 percent and 80.21 percent, respectively. The total comparable group indicated a moderately wide range, from a low of 70.30 percent (Sobieski Bancorp, Inc.) to a high of 114.70 percent (Hemlock Federal Financial Corp.). The comparable group had a slightly higher average price to tangible book value ratio of 87.03 percent and a lower median of 78.15 percent with a slightly higher range and the same two institutions at either end of the range. Excluding the low and the high in the group, the price to book value range narrowed to a low of 72.93 percent and a high of 109.56 percent, and the range of price to tangible book value ratio narrowed to a low of 72.93 percent and a high of 109.56 percent.

     Taking into consideration all of the previously mentioned items in conjunction with the adjustments made in Section V, we have determined a pro forma price to book value ratio of 50.12 percent and a price to tangible book value ratio of 50.48 percent at the midpoint. The price to book value ratio increases from 45.69 percent at the minimum to 58.10 percent at the maximum, as adjusted, while the price to tangible book value ratio increases from 45.97 percent at the minimum to 58.40 percent at the maximum, as adjusted.

     The Corporation's pro forma price to book value and price to tangible book value ratios of 50.12 percent and 50.48 percent, respectively, are strongly influenced by the Association's financial condition and earnings, as well as limited liquidity of the new stock and current market conditions. Based on the price to book value ratio and the Association's total equity of $5,128,000 at June 30, 2001, the indicated pro forma market value of the Association using this approach is $4,188,080 at the midpoint (reference Exhibit 49).


PRICE TO EARNINGS METHOD

     The focal point of this method is the determination of the earnings base to be used and secondly, the determination of an appropriate price to earnings multiple. The recent earnings position of City Savings is displayed in Exhibit 3, which represents after tax net earnings for the twelve months ended June 30, 2001, of $189,000. Exhibit 7 indicates the derivation of the Association's core or normalized earnings for that period of a higher $354,000 due to expense adjustments related to goodwill and compensation. To arrive at the pro forma market value of the Corporation by means of the price to earnings method, we used the core earnings base of $354,000.

     In determining the price to earnings multiple, we reviewed the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. The average price to core earnings multiple for the comparable group was 13.48, while the median was 12.92. The average price to net earnings multiple was 12.43, and the median multiple was
12.40 The comparable group's price to core earnings multiple was lower than the average for all publicly-traded, FDIC-insured thrifts of 18.37, and lower than their median of 14.62. The range in the price to core earnings multiple for the comparable group was from a low of 9.42 (LSB Financial Corp.) to a high of 18.63 (Peoples-Sidney Financial Corp.). The primary range in the price to core earnings multiple for the comparable group, excluding the high and low levels, was from a low price to core earnings multiple of 11.15 to a high of 16.90 times core earnings for eight of the ten institutions in the group.

     Consideration was given to the adjustments to the Corporation's pro forma market value discussed in Section V. In recognition of these adjustments, we have determined a price to core earnings multiple of 10.49 at the midpoint, based on City Savings' core earnings of $354,000 for the twelve months ended June 30, 2001. The price to core earnings multiple increases to 11.81 at the maximum and 13.26 at the super maximum.

     Based on the Association's core earnings base of $354,000 (reference Exhibits 7 and 49), the pro forma market value of the Corporation using the price to earnings method is $4,254,274 at the midpoint.


PRICE TO ASSETS METHOD

     The final valuation method is the price to assets method. This method is not as frequently used due to the fact that it does not incorporate an institution's equity position or earnings performance. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion. Exhibit 50 indicates that the average price to assets ratio for the comparable group was 8.47 percent and the median was 8.08 percent. The range in the price to assets ratios for the comparable group varied from a low of 6.10 percent (AMB Financial Corp.) to a high of 11.31 percent (ASB Financial Corp.). It narrows modestly with the elimination of the two extremes in the group to a low of 6.68 percent and a high of 10.95 percent.

     Based on the adjustments made previously for City Savings, it is our opinion that an appropriate price to assets ratio for the Corporation is 6.06 percent at the midpoint, which ranges from a low of 5.16 percent at the minimum to 7.80 percent at the super maximum.

     Based on the Association's June 30, 2001, asset base of $66,094,000, the indicated pro forma market value of the Corporation using the price to assets method is $4,236,175 at the midpoint (reference Exhibit 49).

VALUATION CONCLUSION

     Exhibit 55 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the valuation approaches and recognizing the minority offering and the resultant mutual holding company. At the midpoint value, the price to book value ratio of
50.12 percent for the Corporation represents a discount of 41.38 percent relative to the comparable group and decreases to 32.05 percent at the super maximum. The price to core earnings multiple of 10.49 for the Corporation at the midpoint value indicates a discount of 22.19 percent, decreasing to 1.64 percent at the super maximum. The price to assets ratio at the midpoint represents a discount of 28.46 percent, decreasing to 7.93 percent at the super maximum.

     It is our opinion that as of August 24, 2001, the pro forma market value of the Corporation, is $4,200,000 at the midpoint, representing 420,000 shares at $10.00 per share. The pro forma valuation range of the Corporation is from a minimum of $3,570,000 or 357,000 shares at $10.00 per share to a maximum of $4,830,000 or 483,000 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The super maximum is $5,554,500 or 555,450 shares at $10.00 per share (reference Exhibits 49 to 54).

     The appraised value of the Corporation as of August 24, 2001, is $4,200,000 at the midpoint, representing 420,000 shares at $10 per share.

                                   EXHIBIT A
                             KELLER & COMPANY, INC.
                        FINANCIAL INSTITUTION CONSULTANTS
                              555 METRO PLACE NORTH
                                    SUITE 524
                               DUBLIN, OHIO 43017
                                 (614) 766-1426
                                 (614) 766-1459 FAX

                               PROFILE OF THE FIRM

KELLER & COMPANY, INC. is a full service consulting firm to financial institutions, serving clients throughout the United States from its office in Dublin, Ohio. The firm consults primarily in the areas of regulatory and compliance matters, financial analysis and strategic planning, stock valuations and appraisals, mergers and acquisitions, mutual to stock conversions, conversion/mergers and branching. Since its inception in 1985, KELLER & COMPANY has provided a wide range of consulting services to over 150 financial institutions including thrifts, banks, mortgage companies and holding companies located in twenty-three states, extending from Oregon to Massachusetts. KELLER & COMPANY is an affiliate member of numerous trade organizations including American Bankers Association and America's Community Bankers.

Each of the firm's senior consultants has over twenty-two years front line experience and accomplishment in various areas of the financial institution and real estate industries. Each consultant provides to clients distinct and diverse areas of expertise. Specific services and projects have included financial institution charter and deposit insurance applications, market studies, institutional mergers and acquisitions, branch sales and acquisitions, operations and performance analyses, business plans, strategic planning, financial projections and modeling, stock valuations, fairness opinions, conversion appraisals, capital plans, policy development and revision, lending, underwriting and investment criteria, data processing and management information systems, and incentive compensation programs.

It is the goal of KELLER & COMPANY to provide specific and ongoing services that are pertinent and responsive to the needs of the individual client institution within the changing industry environment, and to offer those services at reasonable fees on a timely basis. In recent years, KELLER & COMPANY has become one of the leading consulting firms in the nation.

                             CONSULTANTS IN THE FIRM


MICHAEL R. KELLER has over twenty-four years experience as a consultant to the financial institution industry. Immediately following his graduation from college, Mr. Keller took a position as an examiner of financial institutions in northeastern Ohio with a focus on Cleveland area institutions. After working two years as an examiner, Mr. Keller entered Ohio State University full time to obtain his M.B.A. in Finance.

Mr. Keller then worked as an associate for a management consulting firm specializing in services to financial institutions immediately after receiving his M.B.A. During his eight years with the firm, he specialized in mergers and acquisitions, branch acquisitions and sales, branch feasibility studies, stock valuations, charter applications, and site selection analyses. By the time of his departure, he had attained the position of vice president, with experience in almost all facets of banking operations.

Prior to forming Keller & Company, Mr. Keller also worked as a senior consultant in a larger consulting firm. In that position, he broadened his activities and experience, becoming more involved with institutional operations, business and strategic planning, regulatory policies and procedures, performance analysis, conversion appraisals, and fairness opinions. Mr. Keller established Keller & Company in November 1985 to better serve the needs of the financial institution industry.

Mr. Keller graduated from Wooster College with a B.A. in Economics in 1972, and later received an M.B.A. in Finance in 1976 from the Ohio State University where he took numerous courses in corporate stock valuations.

JOHN A. SHAFFER has over twenty years experience in banking, finance, real estate lending, and development.

Following his university studies, Mr. Shaffer served as a lending officer for a large real estate investment trust, specializing in construction and development loans. Having gained experience in loan underwriting, management and workout, he later joined Chemical Bank of New York and was appointed Vice President for Loan Administration of Chemical Mortgage Company in Columbus, Ohio. At Chemical, he managed all commercial and residential loan servicing, administering a portfolio in excess of $2 billion. His responsibilities also included the analysis, management and workout of problem commercial real estate loans and equity holdings, and the structuring, negotiation, acquisition and sale of loan servicing, mortgage and equity securities and real estate projects. Mr. Shaffer later formed and managed an independent real estate and financial consulting firm, serving corporate and institutional clients, and also investing in and developing real estate.

Mr. Shaffer's primary activities and responsibilities have included financial analysis, projection and modeling, asset and liability management, real estate finance and development, loan management and workout, organizational and financial administration, budgeting, cash flow management and project design.

Mr. Shaffer graduated from Syracuse University with a B.S. in Business Administration, later receiving an M.B.A. in Finance and a Ph.D. in Economics from New York University.

JAMES E. CAMPBELL has over twenty-five years experience in the banking and thrift industry. He served in upper management and was involved in asset and liability management, lending policy, retail management, public policy and Community Reinvestment Act policy.

From 1969 to 1991, Mr. Campbell was employed by National City Bank of Columbus, Ohio. He was appointed Executive Vice President of the Retail Banking Group in 1984. He had management responsibility for 135 banking officers with over 1,500 associates in Central and Southern Ohio. He also managed the consumer and real estate functions of the Bank.

Mr. Campbell became Chairman, President and Chief Executive Officer of Jefferson Savings Bank, West Jefferson, Ohio in 1993 and remained with them until the bank was sold in 1997.

Mr. Campbell graduated from Stonier School of Bank, Rutgers University in 1979.

                                    EXHIBIT B






                                      RB 20
                                  CERTIFICATION



         I hereby certify that I have not been the subject of any criminal, civil or administrative judgments, consents, undertakings or orders, or any past administrative proceedings (excluding routine or customary audits, inspections and investigation) issued by any federal or state court, any department, agency, or commission of the U.S. Government, any state or municipality, any self-regulatory trade or professional organization, or any foreign government or governmental entity, which involve:

          (i) commission of a felony, fraud, moral turpitude, dishonesty or breach of trust;

          (ii)  violation of securities or commodities laws or regulations;

          (iii) violation of depository institution laws or regulations;

          (iv)  violation of housing authority laws or regulations;

          (v) violation of the rules, regulations, codes or conduct or ethics of a self-regulatory trade or professional organization;

          (vi) adjudication of bankruptcy or insolvency or appointment of a receiver, conservator, trustee, referee, or guardian.

I hereby certify that the statements I have made herein are true, complete and correct to the best of my knowledge and belief.

                                                     Conversion Appraiser

         9/19/01                                    /s/ Michael R. Keller
------------------------------                ----------------------------------
          Date                                        Michael R. Keller

                                    EXHIBIT C










                            AFFIDAVIT OF INDEPENDENCE
                            -------------------------
STATE OF OHIO,

COUNTY OF FRANKLIN, ss:


     I, Michael R. Keller, being first duly sworn hereby depose and say that:

     The fee which I received directly from the applicant, Michigan City Savings & Loan Association, in the amount of $18,000 for the performance of my appraisal was not related to the value determined in the appraisal and that the undersigned appraiser is independent and has fully disclosed any relationships which may have a material bearing upon the question of my independence; and that any indemnity agreement with the applicant has been fully disclosed.

     Further, affiant sayeth naught.



                                                /s/ Michael R. Keller
                                                ------------------------
                                                 MICHAEL R. KELLER


     Sworn to before me and subscribed in my presence this 19th day of September, 2001.



                                                /s/ Janet M. Mohr
                                                ------------------------
                                                NOTARY PUBLIC


[OHIO NOTARY SEAL           Janet M. Mohr
      OMITTED]        Notary Public, State of Ohio
                         My Commission Expires
                                11/4/02
                         ---------------------

                               [EXHIBITS OMITTED]